UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.)

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☐	Soliciting Material under §240.14a-12

SAFETY INSURANCE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

March 31, 2026
To Our Stockholders:

I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders of Safety Insurance Group, Inc. (the “2026 Annual Meeting”), which will be held at 10:00 AM on May 13, 2026, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110. While attendance in person will be permitted, stockholders will be able to listen to a live teleconference of the meeting by dialing in at (917) 722-6956. The participation code for the meeting is 648653692. We will be taking questions from stockholders only in advance of the meeting to reduce the risk of technology problems. If you have questions, please email them to InvestorRelations@SafetyInsurance.com by May 8, 2026.

Included with this letter are the Notice of Annual Meeting of Stockholders, a proxy statement detailing the business to be conducted at the Annual Meeting and a proxy card.

If you plan to attend the meeting, please bring a form of personal identification with you and, if you are acting as proxy for another shareholder, please bring written confirmation from the shareholder for whom you are acting as proxy.

Please be advised that stockholders will not be deemed to be “present” and will not be able to vote their shares, or revoke or change a previously submitted vote, at the Annual Meeting by participating in the live audio presentation of the Annual Meeting. As a result, to ensure that your vote is counted at the Annual Meeting, the Company strongly urges shareholders to submit their proxies or votes in advance of the Annual Meeting using one of the available methods described in the Proxy Statement and proxy card.

Whether or not you expect to attend the meeting, please sign and return the enclosed proxy card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist our officers in preparing for the meeting. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person if you so desire.

The matters to be voted on at the 2026 Annual Meeting are:

(i) the election of two directors;

(ii) the ratification, on an advisory (non-binding) basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026; and

(iii) the approval, on an advisory (non-binding) basis, of our named executive officer compensation.

Sincerely,

George M. Murphy
President and Chief Executive Officer, Chairperson of the Board of Directors

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2026

March 31, 2026
To Our Stockholders:

The 2026 Annual Meeting of Stockholders of Safety Insurance Group, Inc. (the “Company”) will be held on, May 13, 2026 at 10:00 AM local time, at our headquarters, 20 Custom House Street, Boston, Massachusetts 02110. At this meeting, you will be asked to consider and vote upon the following:

1.	a proposal to elect two of the Company’s directors to Class III with a term ending 2029;
2.to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2026;
3.to provide an advisory vote on the compensation of the named executive officers as disclosed in this Proxy Statement; and
4.to transact such other business as may properly come before the Annual Meeting or any adjournment or any postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Our Board has fixed the close of business on March 16, 2026, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders of the Company (the “2026 Annual Meeting”).

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF OUR BOARD’S NOMINEES UNDER PROPOSAL 1, and “FOR” PROPOSALS 2 and 3, USING THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

CHRISTOPHER T. WHITFORD
Vice President, Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for

Our 2026 Annual Meeting of Stockholders to Be Held on May 13, 2026

The accompanying Proxy Statement and our 2025 Annual Report to Our Stockholders are available for viewing, printing and downloading at www.proxyvote.com and http://materials.proxyvote.com/78648T.

SAFETY INSURANCE GROUP, INC.

20 Custom House Street, Boston, Massachusetts 02110

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2026

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Safety Insurance Group, Inc. (the “Company” or “Safety” or “we”) for the 2026 Annual Meeting of Stockholders to be held on May 13, 2026 at the Company’s headquarters located at 20 Custom House Street, Boston, Massachusetts 02110 (the “2026 Annual Meeting”).

The record date for determining stockholders entitled to vote at the 2026 Annual Meeting has been fixed at the close of business on March 16, 2026 (the “Record Date”). As of the Record Date, 14,683,893 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), were outstanding and entitled to be voted. Every stockholder will be entitled to one vote for each share of Common Stock recorded in his or her name on the Company’s books as of the Record Date. The Company mailed this Proxy Statement and the related form of proxy (the “Proxy”) on or about March 31, 2026.

If you timely return a validly executed proxy card without indicating how your shares should be voted on a matter and you do not revoke your proxy, your proxy will be voted in accordance with the Board’s recommendation as follows:

		Board
Item	Description	Recommendation	Page
1	Election of two Class III directors	FOR the Board's Nominees	3
2	Ratification of Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm	FOR	13
3	Advisory Vote on Executive Compensation	FOR	15

With respect to Proposal 1, Election of the Company’s Directors, the shares of Common Stock represented by the enclosed Proxy will be voted as directed by the shareholder. Abstentions are not counted as a vote cast either “for” or “against” the nominee’s election. The Board adopted Amended and Restated Bylaws of the Company effective as of March 30, 2020 under which a director shall be elected by a majority of the votes cast in an uncontested election at which a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote) is present. For the 2026 Annual Meeting, so long as a quorum is present either in person or by proxy, a majority of the votes properly cast is required to elect each director. Votes withheld from a director nominee, abstentions and broker non-votes (when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy card) will be treated as present at the 2026 Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast.

With respect to Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval. Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal.

With respect to Proposal 3, Advisory Vote on Executive Compensation, an affirmative vote of a majority of the shares present or represented and entitled to vote on such proposal is required for approval (on a non-binding, advisory basis). Abstentions are included in the number of shares present or represented and entitled to vote on the proposal and therefore have the practical effect of a vote against the proposal. Your vote is advisory and will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Any stockholder giving a Proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any stockholder attending the 2026 Annual Meeting may vote in person whether or not the stockholder has previously filed a Proxy. Presence at the 2026 Annual Meeting by a stockholder who has signed a Proxy, however, does not in itself revoke the Proxy. The enclosed Proxy is being solicited by the Board.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2025, including financial statements and the report of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, thereon, accompanies this Proxy Statement. The Annual Report to Stockholders is neither a part of this Proxy Statement nor incorporated herein by reference.

The voting results of the 2026 Annual Meeting will be published no later than four business days after the Annual Meeting on a Form 8-K filed with the Securities and Exchange Commission.

PROPOSAL 1

ELECTION OF THE COMPANY’S DIRECTORS

The Board consists of seven members and three classes. Each class serves three years, with terms of office of the respective classes expiring in successive years.

Two Directors, whose terms expire at this year’s 2026 Annual Meeting, John D. Farina and Thalia M. Meehan, have been nominated for election to a three-year term ending at the 2029 Annual Meeting of Stockholders and until a successor, if any, is elected and duly qualified. The remaining five directors will continue to serve in accordance with their terms.

THE BOARD RECOMMENDS VOTING FOR PROPOSAL 1 WHICH CALLS FOR THE ELECTION OF THE 2026 NOMINEES.

Name	Age **	Director Since
Class III - Term ending in 2029*
John D. Farina (1C)(3)	62	2022
Thalia M. Meehan, Lead Independent Director (2)(4)	65	2017

Class I - Term ending in 2027
Charles J. Brophy III (4)	69	2023
Dennis J. Langwell (1)(2C)	67	2023
Mary C. Moran (1)(3)	70	2020

Class II - Term ending in 2028
Deborah E. Gray (2)(3C)	62	2022
George M. Murphy, Chairperson of the Board (4C)	59	2016
*	Nominated at the 2026 Annual Meeting to a term ending in 2029.
**	As of March 16, 2026.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Member of the Investment Committee.
(C)	Chairperson of the Committee referenced.

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. The nominating committee’s process to recommend qualified director candidates is described under Nominating and Governance Committee Policies.

	Brophy	Farina	Gray	Langwell	Meehan	Moran	Murphy
Business Management	X	X		X		X	X
Diversity			X		X	X
Financial Statement / Audit		X		X		X
Independence	X	X	X	X	X	X
Insurance Industry	X	X		X			X
Investment	X			X	X		X
Legal or Regulatory		X	X				X
Public Company Experience	X	X	X	X	X	X	X
Risk Management / ESG	X	X	X	X			X
Technology and Information Security			X

Number of Directors with Experience
Public Company Experience
7
Independence
6
Risk Management / ESG
5
Business Management
5
Insurance Industry
4
Investment
4
Legal or Regulatory
3
Financial Statement / Audit
3
Diversity
3
Technology and Information Security
1

The following information with respect to the principal occupation, business experience, recent business activities involving the Company and other affiliations of the nominees and directors has been furnished to the Company by the nominees and directors.

Nominees for Director

John D. Farina was appointed Director of the Company on March 24, 2022. Mr. Farina was appointed Chairperson of the Audit Committee in May 2023 and also serves as a member of the Nominating and Governance Committee. Mr. Farina is a retired partner of PricewaterhouseCoopers (“PwC”), where he spent 35 years advising both domestic and multinational Fortune 500 companies on financial accounting, regulatory, and tax matters. Mr. Farina also led PwC’s US Insurance Tax practice and has deep insurance industry expertise.

During his time at PwC, Mr. Farina held a variety of senior leadership roles including Managing Partner of the Northeast Region, where he was responsible for over 3,800 partners and staff in five offices. In this role, he oversaw strategic planning, operations, finance, risk management, human capital, and marketing functions. Mr. Farina was elected by his fellow partners for two terms on both PwC’s US and Global Boards, providing 10 years of governance oversight to the firm.

After retiring from PwC in 2021, Mr. Farina was elected to join the Board of Directors of St. Jude Children's Research Hospital in Memphis, Tennessee, where he serves as the Chair of the Audit & Compliance Committee. Mr. Farina has also served on several non-profit boards, including the Greater Boston Chamber of Commerce. Mr. Farina received his BBA in Accounting from Evangel University and was licensed as a CPA in Massachusetts and Texas. Mr. Farina qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee (“SEC”) rules.

We believe that Mr. Farina’s many years of experience in tax, regulatory and accounting matters, along with his leadership skills and strategic risk management experience provide him with the necessary qualifications which we believe well qualify him to serve on Safety’s Board as well as the Chairperson of the Audit Committee.

Thalia M. Meehan was appointed Director of the Company on July 3, 2017 and has served as the Independent Lead Director since 2022. Ms. Meehan has also been appointed to serve as a member of the Investment and Compensation Committees. Ms. Meehan, a Chartered Financial Analyst, has over 30 years of experience in the investment sector. Ms. Meehan retired from Putnam Investments in 2016 with 27 years of experience and most recently served as a Team Leader and Portfolio Manager at Putnam Investments.

Ms. Meehan currently serves on the Advisory Committees for both the Board of Boston Women in Public Finance and the Huntington Theatre Company. Previously, she was a board member at Cambridge Bancorp, where she served on the Trust and Risk Committees. She also was a member of the Nominating and Governance Committees for the Municipal Securities Rulemaking Board.

Ms. Meehan’s leadership skills and vast experience in the investment sector enable her to provide valuable insight and advice regarding investment decisions and other matter of import to the Company, which we believe well qualify her to serve on our Board.

Directors Continuing in Office

Charles J. Brophy III was appointed Director of the Company on April 5, 2023. Mr. Brophy has also been appointed to serve as a member of the Investment Committee. Mr. Brophy joined the Board with over 35 years of experience in the insurance industry. He has spent the last 24 years with HUB International, where he currently serves as the Regional President (U.S. East) and has extensive commercial and personal sales development and management experience. Prior to joining HUB International, Mr. Brophy was a Director at Bain Hogg Robinson, LLC, and began his career in commercial lines underwriting with the Travelers Insurance Company. Mr. Brophy was the 2016 Massachusetts Insurance Professional of the Year and has served on various advisory councils for The Hartford Insurance Group, Arbella Mutual Insurance, the Hanover Insurance Group, and the Travelers Insurance Company. He is also a member at the Insurance Library Association of

Boston. We believe Mr. Brophy’s extensive experience in the property and casualty insurance industry, including within the independent agency channel, makes him well suited to serve on our Board.

Deborah E. Gray was appointed Director of the Company on March 24, 2022. Ms. Gray has also been appointed to serve as Chairperson of the Nominating and Governance Committee and serves as a member of the Compensation Committee. She brings over 35 years of experience as a corporate attorney and General Counsel for both publicly traded and private entities in a diverse range of industries, including high tech, ed tech, Software-as-a-Service (“SaaS”), professional services and life sciences. Her legal and business expertise with high-growth companies, ranging from start-ups to publicly traded multibillion-dollar corporations, are beneficial to Safety, particularly in relation to risk management, compliance, data privacy and security, and corporate governance matters.

Most recently, Ms. Gray served as the Vice President and General Counsel of The Achievement Network, a national non-profit national education and technology organization where she led legal, compliance and data privacy functions. Prior to this role, Ms. Gray served as Vice President, General Counsel and Secretary at Acquia, Inc., a SaaS company, where she led the creation and build out of its global legal, data security and corporate compliance functions including M&A, commercial contracts, licensing, real estate, employment, corporate and board governance. Earlier in her career, she held senior legal leadership roles at Charles River Laboratories International, Inc. and served as a member of the Executive Team at Sapient Corporation, a publicly traded professional services technology company. Ms. Gray began her legal career at WilmerHale in Boston where she was a Junior Partner specializing in mergers and acquisitions, initial public offerings, and SEC compliance matters.

Ms. Gray has served on several non-profit boards including The Home for Little Wanderers, the oldest child welfare organization in the country, where she chaired the Risk Management Committee and co-chaired the Nominating & Governance Committee for many years. Previously, she was a Trustee of Colby College and an Overseer of the Boston Symphony Orchestra. She holds a B.A. from Colby College and a J.D. from Boston College Law School. We believe Ms. Gray’s extensive legal, SEC, risk management, compliance, and corporate governance experience qualifies her to serve as a Director.

Dennis J. Langwell was appointed Director of the Company on April 5, 2023. Mr. Langwell has been appointed to serve as Chairperson of the Compensation Committee and member of the Audit Committee. Mr. Langwell is a retired senior executive of Liberty Mutual Insurance, a Fortune 100 company, where he worked more than 25 years in various executive, strategic and financial positions, until his retirement in 2021. His most recent position was Vice Chairman of Insurance Operations, and prior to that he was President of Global Risk Solutions, where he led Liberty’s $20 billion global commercial (re) insurance business. Prior to his role as President of Global Risk Solutions, Mr. Langwell served as Executive Vice President and Chief Financial Officer from 2003 to 2018. Mr. Langwell began his career at KPMG and has over 40 years of insurance and finance experience. Mr. Langwell also serves on the board of James River Group, where he serves as the Chair of the Audit Committee, on the board of Companion Protect, and on the Advisory Board of Owl.co. He is also the Vice Chairman of the Providence College Board of Trustees, where he received his Bachelor of Science in Accounting. Mr. Langwell qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee rules. We believe Mr. Langwell’s extensive experience in finance, leadership, and risk management within the insurance industry makes him well suited to serve on our Board.

Mary C. Moran was appointed Director of the Company on March 27, 2020. Ms. Moran has over 45 years of financial experience in both private industry as well as consulting. Ms. Moran began her career at KPMG, previously Peat Marwick, where she became a Senior Manager before serving as Senior Vice President of Finance and Administration for Boston Sand and Gravel Company from 1990 to 2001. Since 2002 she has served as CEO of MCM Financial Consulting, focusing on projects within the banking, construction, higher education, manufacturing, not-for-profit and professional services industries. Ms. Moran previously served as a director of Care Dimensions where she served on the finance and audit committee and is a former director and audit committee member of Danvers Bankcorp, the College of the Holy Cross and Catholic Memorial School. Ms. Moran graduated from Northeastern University with a M.B.A. and M.S. in Accounting and from the College of the Holy Cross with a degree in Economics. Ms. Moran qualifies as an “Audit Committee Financial Expert” as defined by the U.S. Securities and Exchange Committee rules. We believe Ms. Moran’s extensive experience in finance, combined with her leadership skills and broad consulting experience in the financial sector, makes her well suited to serve on our Board and as a member of the Nominating and Governance Committee and Audit Committee.

George M. Murphy, CPCU, was appointed President and Chief Executive Officer of the Company effective April 1, 2016. He previously was the Vice President of Marketing since October 1, 2005. Mr. Murphy has been a member of our Board and the Investment Committee since February 2016 and currently serves as Chair of the Investment Committee. Mr. Murphy has been employed by the Insurance Subsidiaries (defined below) of the Company for over 37 years. On March 3, 2023, Mr. Murphy was appointed as Chairperson of the Board. Mr. Murphy is also on the Board of Trustees of the Insurance Library Association of Boston. Through his leadership roles in the Company and our insurance subsidiaries, Mr. Murphy has developed a deep understanding of our business, strong relationships with Safety’s network of independent agents, and extensive knowledge of finance, regulation, corporate governance, and other matters affecting public companies, making him well-qualified to serve on our Board.

Certain Information Regarding the Board of Directors

Board Diversity and Inclusion

The Company is committed to creating and fostering an environment of diversity and inclusion, and that commitment extends to our Board of Directors. In considering our director nominees, the Nominating and Governance Committee considers candidates who represent a mix of skills and experiences and represent diversity of gender, age, race, ethnicity, background and perspective that enhance the quality of Board deliberations and align with the perceived needs of the Board and the Company’s strategy.

We believe that our Board, as currently comprised, consists of a highly qualified and diverse group of leaders in their respective fields, bringing together a fresh mix of perspectives and deep institutional knowledge of the Company and its business.

Meetings of the Board of Directors

During 2025, the following meetings of the Board were held: five meetings of the Board, four meetings of the Audit Committee, four meetings of the Compensation Committee, four meetings of the Nominating and Governance Committee and four meetings of the Investment Committee. All of the incumbent Directors attended 100% of the Board and committee meetings held while they were members during 2025. The directors also gathered throughout the year for less formal business updates and provided input to management. At each quarterly meeting of the Board, the non-executive directors held an executive session without management present.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. George M. Murphy. As the Chairman of the Board, Mr. Murphy provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. In his role as Chief Executive Officer, Mr. Murphy has general charge, supervision, and control of the business and affairs of the Company and is responsible generally for assuring that policy decisions of the Board are implemented as adopted.

Ms. Meehan is the Board’s Lead Independent Director. In this role, Ms. Meehan has the following responsibilities:

●	presiding at all meetings of the Board at which the chair is not present, including executive sessions of the independent directors;
●	serving as liaison between the chair and the independent directors;
●	approving information sent to the Board;
●	approving meeting agendas for the Board;
●	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	having the authority to call meetings of the independent directors; and
●	if requested by major stockholders, being available for consultation and direct communication.

We believe this leadership structure is appropriate for the Company, in that the Chairman of the Board / Chief Executive Officer, and Lead Independent Director provide strong leadership and direction for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Company’s Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, cybersecurity, financial reporting and internal controls over financial reporting. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Governance Committee oversees risks associated with the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Independent Directors

The Board has determined that Charles J. Brophy III, Deborah E. Gray, John D. Farina, Dennis J. Langwell, Thalia M. Meehan and Mary C. Moran are “independent directors” as determined pursuant to the Marketplace Rules promulgated by NASDAQ and the rules and regulations of the SEC.

Board Committees

The Audit Committee is comprised of John D. Farina (Chairperson), Dennis J. Langwell, and Mary C. Moran (the “Audit Committee”). The Board has determined that John D. Farina, Dennis J. Langwell, and Mary C. Moran are “Audit Committee Financial Experts” as established by the rules and regulations of the SEC. The Audit Committee meets at least quarterly and at each quarterly meeting meets with the independent auditors in an executive session without management present. For information regarding the functions performed by the Audit Committee, please refer to the Report of the Audit Committee included in this Proxy Statement, as well as the Charter of the Audit Committee, which is posted on our website, www.SafetyInsurance.com.

The Compensation Committee is comprised of Dennis J. Langwell (Chairperson), Deborah E. Gray, and Thalia M. Meehan (the “Compensation Committee”). For information regarding the functions performed by the Compensation Committee, please refer to the Compensation Discussion and Analysis and the Compensation Committee Report included in this Proxy Statement, as well as the Charter of the Compensation Committee, which is posted on our website, www.SafetyInsurance.com.

The Nominating and Governance Committee is comprised of Deborah E. Gray (Chairperson), John D. Farina, and Mary C. Moran (the “Nominating and Governance Committee”). For information regarding the functions performed by the Nominating and Governance Committee, please refer to the Charter of the Nominating and Governance Committee, which is posted on our website, www.SafetyInsurance.com.

The Investment Committee is comprised of George M. Murphy (Chairperson), Charles J. Brophy III, and Thalia M. Meehan (the “Investment Committee”). Christopher T. Whitford, the Company’s Chief Financial Officer is a participant on the Committee as a management designee. The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company’s invested assets and its investment policies, strategies, objectives and activities.

All committee chairperson roles are subject to a three-year term limit, and the Lead Independent Director role is subject to a five-year term limit.

Board Evaluations

The Board annually conducts a formal self-evaluation. Led by the Nominating and Governance Committee, feedback from individual directors is reviewed and discussed first by the Nominating and Governance Committee and then with the entire Board. These discussions include specific governance topics such as director tenure, board refreshment and composition as well as the diversity of experience, skills, competencies and other qualities of current directors and future director candidates. The Board intends for this annual process to help inform its decisions about how to best structure and govern itself in the short- and long-term, enabling it to provide effective oversight of the Company for the benefit of stockholders.

Nominating and Governance Committee Policies

Our Nominating and Governance Committee is committed to maintaining a governance structure that supports long-term value creation by promoting accountability to stockholders. As part of its review of corporate governance, the Committee regularly considers stockholder feedback, best practices and other factors in recommending policy and governance changes to the Board. The Committee received no stockholder feedback in 2025.

Pursuant to the Charter of the Nominating and Governance Committee, the Nominating and Governance Committee has developed the following policies and procedures related to the nomination process for directors of the Company and the means by which stockholders may communicate with the Board.

Stockholder Recommendations for Director-Nominees

The Nominating and Governance Committee will consider recommendations from stockholders as to candidates to be nominated for election to the Board. A stockholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at Safety Insurance Group, Inc., 20 Custom House Street, Boston, Massachusetts 02110, who will forward such recommendations to the Chairperson of the Nominating and Governance Committee. Recommendations must be in writing and should include the candidate’s name and qualifications for Board membership. This policy is not intended to replace the provisions in the Company’s bylaws related to stockholder nominations for director, but rather addresses the Nominating and Governance Committee’s position on recommendations from stockholders for potential director-nominees. Stockholders wishing to nominate persons for director must comply with the Company’s bylaws and any applicable rules of the SEC.

Director-Nominee Evaluation Process

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will regularly assess the appropriate size of the Board, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies arise, the Nominating and Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders, or other persons. The Board is committed to a policy of inclusiveness and is committed to actively seeking out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search it undertakes.

Stockholder Communications to the Board

Stockholders may communicate directly with any member of the Board or the entire Board by sending correspondence to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston Massachusetts 02110, or emailing InvestorRelations@SafetyInsurance.com. Any such correspondence must contain a clear notation indicating that it is a “Stockholder-Director Communication,” and must indicate whether the intended recipients are all members of the Board or certain specified individual directors. The Office of Investor Relations will make copies of all such correspondence and circulate them to the appropriate director or directors. This procedure has been in place, and disclosed, at the Company since 2004. The Company welcomes direct communications from stockholders to the Board.

Director Attendance at Annual Meetings

Although our Board has not adopted a formal policy regarding directors’ attendance at the Company’s annual meeting of stockholders, attendance is normally encouraged. In 2025, three of our directors attended the annual meeting.

Minimum Qualifications for Directors

In addition to the preceding policies and procedures adopted by the Nominating and Governance Committee, at the direction of the Board, the Board and Nominating and Governance Committee continue to evaluate their position on establishing minimum qualifications for directors. The Board seeks members with diverse business and professional backgrounds and outstanding integrity, judgment, and such other skills and experiences as will enhance the Board’s ability to best serve the interest of the Company. It is committed to a policy of inclusiveness and seeks out highly-qualified candidates with diverse gender, ethnicity, backgrounds, experiences, and skills for each search it undertakes. Matters reviewed include the candidate’s integrity, maturity and judgment, experience, collegiality, expertise, diversity, commitment and independence. The Board has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time the nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of our directors to possess.

Board Retirement

The Board has a policy where no Director can be nominated to the Board, or to an additional term, after they turn 75 years of age.

Environmental, Social and Governance Matters

We believe that Safety has a responsibility to the communities and the environment in which it operates and that the effective management of ESG issues will help drive the continued success of the business. To that end, Safety is committed to developing environmentally and socially conscious solutions for employees, communities, customers and investors. ESG is incorporated into our formal risk mitigation process. Our senior leadership team, who is responsible for evolving our ESG strategy and monitoring our ESG initiatives with Board oversight.

The Nominating and Governance Committee is charged with oversight of the Company’s governance. The Audit Committee is charged with oversight of Enterprise Risk Management. The Company also has an internal Risk Management Committee comprised of the Chief Executive Officer, the Chief Financial Officer, the Vice President of Underwriting, the Vice President of Management Information Services, the Vice President of Marketing, the Director of Legal Services and the Director of Risk, Audit and Compliance who serves as the Chair of the Committee. The Risk Management Committee frequently evaluates, and scores risks that are aggregated to determine the key risks and opportunities for the organization. This Committee meets regularly, and the Chair issues a formal quarterly update to the Board on their review. Through this Committee, the Board of Directors also receives an annual Cybersecurity update from the Vice President of Management Information Systems.

Corporate Governance Highlights

As noted above and throughout this Proxy Statement, we are committed to fostering a sound corporate governance structure that protects and promotes the long-term interests of our stockholders and enhances management accountability. Our corporate governance framework includes the following highlights:

Independence and Thoughtful Refreshment
All members of our Board, other than our CEO, are independent	✓
Average director tenure of 4.3 years	✓
The Audit, Compensation and Nominating and Governance Committees are comprised entirely of independent directors	✓
Three of our seven directors are women	✓
Empowered Lead Independent Director role with clearly articulated responsibilities	✓
Executive sessions at every Board meeting without management present	✓
Mandatory retirement policy where no Director can be nominated after 75	✓

Accountability to Stockholders
Majority vote standard for director nominees in uncontested elections	✓
Stockholder ability to call special meetings	✓
Stockholder ability to take action by written consent	✓
No supermajority provisions in the Certificate	✓
Robust stock ownership guidelines for our executives and directors	✓
No stockholder rights plan (“poison pill”)	✓

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE, LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026

The Audit Committee of the Board selected Deloitte & Touche LLP (“Deloitte”) to continue as the Company’s independent registered public accounting firm for 2026.

Deloitte is the Company’s independent registered public accounting firm for the most recently completed fiscal year ended December 31, 2025. A representative of Deloitte is expected to be present at the 2026 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.

THE BOARD RECOMMENDS VOTING FOR PROPOSAL 2 WHICH CALLS FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE.

If our stockholders do not ratify the selection of Deloitte, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Audit Fees for Services Performed Related to 2025 and 2024 Services

Audit Fees

Aggregate fees were $1,134,600 and $1,122,400 for 2025 and 2024, respectively. The fees in this category are for professional services rendered in connection with the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, set forth in the Company’s Annual Report on Form 10-K, the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10-Q, and the performance of other services that generally only the Company’s independent registered public accounting firm can provide, such as consents.

Audit-Related Fees

No aggregate fees were incurred in 2025. Aggregate fees were $33,250 for 2024. The fees in this category are for professional services rendered in connection with assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include the statements of actuarial opinion.

Tax Fees

Aggregate fees were $76,500 and $75,000 for 2025 and 2024, respectively. The fees in this category were for professional services rendered in connection with tax compliance and tax consulting services.

All Other Fees

There were no other fees incurred in 2025 or 2024.

The Audit Committee has considered and determined that the provision of non-audit services provided in 2025 and 2024 are compatible with maintaining Deloitte’s independence.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee has established a policy that all audit and permissible non-audit services provided by the independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal years 2025 and 2024, all audit services and all non-audit services provided to the Company were pre-approved in accordance with the Audit Committee’s pre-approval policies and procedures described above.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board adopted the stockholders’ recommendation at the 2017 Annual Meeting and elected to hold a stockholder vote on “say-on-pay” annually. Accordingly, in this Proposal 3, the Company again this year seeks your vote on the following advisory resolution:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2025 Summary Compensation Table included in the Proxy Statement for the 2026 Annual Meeting, as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the section titled Compensation Discussion and Analysis as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Our goal for the Company’s executive compensation program is to attract, motivate and retain a talented, dedicated and knowledgeable team of executives who will provide leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is strongly aligned with our stockholders’ long-term interests.

The Company, the Board of Directors, and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading Compensation Discussion and Analysis in the Proxy Statement. We are committed to paying for performance and making sure our decisions align with the long-term interests of Safety and its stockholders. Since our November 22, 2002 Initial Public Offering through December 31, 2025, Safety has delivered a total of 1,414% in total return to our stockholders, above the major indexes and our property-casualty insurance peers. As always, the Board of Directors and the Compensation Committee will continue to review all elements of the executive compensation program and take any steps they deem necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the Compensation Discussion and Analysis section, the compensation tables and other narrative discussion in the Proxy Statement which discuss in detail our compensation policies and procedures and our compensation philosophy.

Because your vote is advisory, it will not be binding upon the Company, the Board of Directors, or the Compensation Committee. However, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD RECOMMENDS VOTING FOR THE ADOPTION OF THE RESOLUTION ABOVE APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

Occupations of Executive Officers

The table below sets forth certain information concerning our executive officers as of the date of this Proxy Statement.

			Years
			Employed
Name	Age	Position	by Safety
George M. Murphy	59	President, Chief Executive Officer	37
Christopher T. Whitford	43	Vice President, Chief Financial Officer and Secretary	13
Mary F. McConnell	42	Vice President - Underwriting	19
John P. Drago	59	Vice President - Marketing	31
Glenn R. Hiltpold	55	Vice President - Actuarial Services	26
Brian S. Lam	46	Vice President - Insurance Operations	24
Paul J. Narciso	62	Vice President - Claims	35
Stephen A. Varga	58	Vice President - Management Information Services	33

George M. Murphy, CPCU. For information regarding Mr. Murphy, refer above to “Directors Continuing in Office”.

Christopher T. Whitford was appointed Chief Financial Officer, Vice President and Secretary of the Company on March 2, 2020. In his role, Mr. Whitford is responsible for the Company’s finance and accounting functions, as well as legal and investor relations. Mr. Whitford, a Certified Public Accountant in Massachusetts, previously held the Controller position with the Company since 2012 and began his career at PricewaterhouseCoopers in 2005. Mr. Whitford serves on the investment and audit committees of Guarantee Fund Management Services and serves on the board of the Massachusetts Property Insurance Underwriting Association (“FAIR Plan”).

John P. Drago was appointed Vice President of Marketing on February 1, 2016. Mr. Drago has been employed by the Insurance Subsidiaries (defined below) for over 30 years and most recently served as Director of Marketing.

Glenn R. Hiltpold was appointed Vice President of Actuarial Services of the Company on March 1, 2021. Mr. Hiltpold, a Fellow of the Casualty Actuarial Society, previously held the Director of Actuarial Services position with the Company since 2004 and has been an employee of the Company for 26 years.

Brian S. Lam was appointed Vice President of Insurance Operations of the Company on March 1, 2024. Previously, Mr. Lam held the Director of Insurance Operations and Customer Engagement position with the Company since 2014 and began his career with the Company in 2002. He currently sits on the Deep Customer Connections Innovators Committee.

Mary F. McConnell was appointed Vice President of Underwriting of the Company in July 2024 and was named as Secretary of the Insurance Subsidiaries (defined below) at that time. Prior to that, she served as the Director of Products and Services since April 2019. Ms. McConnell has been employed by the Insurance Subsidiaries for over 19 years and has held numerous positions in Underwriting throughout her career. Ms. McConnell was appointed by the Commissioner of Insurance to the Commonwealth Automobile Reinsurers (“CAR”) Governing Committee in January 2023 and was reappointed for the term effective July 1, 2024 through June 30, 2030. She has served on several CAR committees including the Commercial Automobile Committee, MAIP Steering Committee, and Market Review Committee. She has also served as a member of the Automobile Insurers Bureau of Massachusetts (“AIB”) Rules and Forms Advisory Panel.

Paul J. Narciso was appointed Vice President of Claims of the Company on August 5, 2013. Mr. Narciso has held various adjusting and claims management positions with the Company since 1990. Mr. Narciso has 39 years of claim experience having worked at two national carriers prior to joining Safety.

Stephen A. Varga was appointed Vice President of Management Information Systems (“MIS”) of the Company on August 6, 2014. Mr. Varga has held various information technology positions with the Company since 1992 and most recently served as Senior Director of MIS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation program objectives are to attract and retain individuals key to our future success, to motivate and reward employees in achieving our business goals and to align the long-term interests of employees with those of our stockholders. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its stockholders.

In this section, we discuss and analyze our compensation practices with respect to Messrs. Murphy, Whitford, Narciso, Varga and Drago, who are respectively, our Chief Executive Officer, Chief Financial Officer, and three other highest paid executives (collectively, our “Named Executive Officers”) in 2025.

Business Overview

Safety Insurance is a leading provider of private passenger automobile, commercial automobile, and homeowners insurance in Massachusetts. In addition to these coverages, we offer a portfolio of other insurance products, including dwelling fire, umbrella and business owner policies. Operating exclusively in Massachusetts, New Hampshire and Maine through our insurance company subsidiaries, Safety Insurance Company (“Safety Insurance”), Safety Indemnity Insurance Company (“Safety Indemnity”), Safety Property and Casualty Insurance Company (“Safety P&C”), and Safety Northeast Insurance Company (“Safety Northeast”) (together referred to as the “Insurance Subsidiaries”), we have established strong relationships with independent insurance agents, who numbered 797 in 1,063 locations throughout these three states during 2025. We have used these relationships and, in particular, our extensive knowledge of the Massachusetts market to become the fourth largest private passenger automobile carrier and the largest commercial automobile carrier in Massachusetts. We also are the third largest homeowners insurance carrier in Massachusetts.

In addition to the Insurance Subsidiaries, Safety Northeast Insurance Agency, Inc. (“SNIA”) was established on December 1, 2022, when the Company acquired the assets and operations of Northeast Metrowest Insurance Agency, Inc. SNIA provides personal and commercial property and casualty insurance products to customers on behalf of the Insurance Subsidiaries and third-party insurance carriers.

Executive Summary

The purpose of this summary is to help our investors understand Safety’s approach to executive compensation, specifically understanding what we pay our executives, how we pay them, and why. We are committed to paying for performance and making sure our decisions align with long-term interests of Safety and its stockholders.

The Compensation Committee (the “Committee”) is responsible for executive compensation at Safety. The Committee is comprised entirely of independent directors. The Committee engages Pay Governance, a leading independent executive compensation consulting firm, to help guide them in implementing best pay practices and help ensure strong pay and performance alignment. Highlights and features of our stockholder-friendly pay practices include:

●	A performance-based share program, which measures our performance over a three-year period and is specifically tied to total stockholder return (“TSR”) and combined ratio, which is a standard insurance industry profitability metric. In 2025, performance awards represented 55% of total long-term incentive shares awarded. We believe that maintaining a long-term performance-based share program in combination with our existing performance-based annual cash bonus will help ensure strong pay and performance alignment.
●	A “double trigger” rather than “single trigger” vesting acceleration in a potential change of control. For the vesting of shares to accelerate, the executive would need to be terminated, and a change of control would have to occur.
●	No tax gross-ups for potential excise tax that might be incurred if a change of control were to occur.
●	Our equity plan prohibits share recycling and repricing of stock options, of which there are none currently outstanding, without advance approval of stockholders.
●	Robust stock ownership guidelines for our executives and Directors.
●	A recoupment or “clawback” policy for incentive compensation awarded to executives in the event of an accounting restatement during a three-year period.
●	An insider trading policy that prohibits the hedging or pledging of the Company’s equity securities and mandates sales by insiders (including our executives and Directors) through pre-approved plans.
●	Limited perquisites to our executives.

Long-term Performance

We have had strong absolute and relative TSR over the longer‑term of 3‑ and 5‑year periods. Our TSR is 1,414% from our November 22, 2002, Initial Public Offering (“IPO”) through December 31, 2025.

Returns Through December 31, 2025*	TSR
1 year (December 31, 2024 through December 31, 2025)	(1)%
3 years (December 31, 2022 through December 31, 2025)	6%
5 years (December 31, 2020 through December 31, 2025)	25%

While TSR reflects share price performance and dividends over the applicable period, short‑term movements in our share price may not always align with the Company’s underlying financial performance. Accordingly, the table below provides additional context by highlighting five‑year trends in book value per share, share price, and dividend yield, which collectively illustrate the Company’s long‑term value creation.

	As of December 31,
	2025	2024	2023	2022	2021
Book value per share	$60.98	$55.83	$54.37	$54.88	$62.47
Share price	$77.91	$82.40	$75.99	$84.26	$85.03
Dividend yield	4.67%	4.37%	4.74%	4.27%	4.23%

Total Shareholder Return on $1 Invested since November 22, 2002 IPO
SAFT Shareholder Return (1,414% Cumulative Return)
Initial Investment of $1
$18.00
$17.00
$16.00
$15.00
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Nov-02
Nov-03
Nov-04
Nov-05
Nov-06
Nov-07
Nov-08
Nov-09
Nov-10
Nov-11
Nov-12
Nov-13
Nov-14
Nov-15
Nov-16
Nov-17
Nov-18
Nov-19
Nov-20
Nov-21
Nov-22
Nov-23
Nov-24
Nov-25

2025 Results and Impact on Actual Pay

Safety Insurance had another financially successful year with a combined ratio of 99.0% and U.S. Generally Accepted Accounting Principals (“GAAP”) earnings per diluted share of $6.70. Our non-GAAP operating earnings per diluted share, which exclude the impact of changes in unrealized gains/losses on equity investments, realized gains/losses on investments, and credit loss benefit (expense), was $5.71. The long-term commitment to strong underwriting results and enhanced investment returns, remains unchanged. As always, we focus on pricing our products appropriately for the risks we are insuring while generating the capital to grow our business. We continue to work with our agency partners toward our goal of maintaining underwriting discipline, while leveraging investments in our pricing and risk management areas to ensure rate adequacy.

In 2025, earnings before income taxes was $126.7 million. Earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense was $127.8 million, which is calculated in the table below. The Compensation Committee believes that this is an effective measure for assessing annual profitability and company performance.

The Company complies with the Financial Accounting Standards Board (“FASB”) Current Expected Credit Loss model pronouncement. This pronouncement requires the Company to estimate the amount of expected credit losses on an impaired financial instrument and record the loss or subsequent recovery through net income rather than through other comprehensive income. Furthermore, the Company complies with the FASB pronouncement which requires changes in unrealized gains (losses) on equity securities to be recorded through net income rather than through other comprehensive income. Eliminating the benefit or penalty of these adoptions gives a representation of true business performance. It is the core metric used in the annual incentive plan under which cash bonus payouts are determined.

Financial Statement Line Item	2025	2024
Income before income taxes	$ 126,683	$ 89,866
Interest expense	1,530	509
Change in net unrealized gains on equity investments	802	(3,951)
Credit loss expense	(1,198)	(9)
Earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense	$ 127,817	$ 86,415

Due to the above accomplishments and other strong financial performance, we funded performance-based variable pay as follows:

●	The 2025 annual incentive bonus was funded above target, representing 139% of the target payout.
●	The 2023-2025 performance awards granted on February 22, 2023 had an actual payout of 0%. Please refer to the annual cash incentive and long–term incentive section below for further information.

The Committee is confident that the 2025 annual incentive bonus payouts and the 2023-2025 performance share payouts are a fair reflection of Safety’s results during the relevant time periods.

Say-on-Pay Results

Safety’s Board of Directors takes its duty to the Company and its stockholders seriously. We strive to follow good process, apply our best judgment, and make the best decisions we can to make Safety an even stronger and more valuable company. Our ability to perform that role is greatly enhanced when we receive thoughtful and constructive feedback from our stockholders. Our stockholders responded very favorably to our executive compensation program with 98.1% voting in support of our 2025 Say-on-Pay vote. We continue to welcome your input and feedback on our approach to executive compensation and these disclosure materials. We look forward to receiving your continued support on our upcoming say-on-pay vote.

Objectives of the Company’s Compensation Program

The Committee is responsible for recommending to the Board compensation for the CEO and for determining the compensation of each Named Executive Officer (“NEO”). The Committee acts pursuant to a charter that has been approved by the Board. The Committee bases its compensation policies and decisions on the following principles.

●	Compensation should be structured to allow us to motivate, retain and attract executive talent.
●	Compensation should be directly linked to the Company’s and individual’s performance as well as the individual’s level of responsibility.
●	Compensation should be driven by our long-term financial performance and in doing so work to align the interests of management and stockholders.
●	Compensation should reflect the value of each officer’s position in the marketplace and within the Company.

The Committee annually reviews executive performance and compensation of each NEO, including base pay, annual cash incentives, and equity awards for our executives. The Committee considers specific recommendations regarding compensation for other executives from the CEO and reviews the CEO’s annual assessment of other executives’ performance. Our Committee makes a final determination of compensation amounts for our CEO and all executives with respect to each of the elements of the executive compensation program for actual compensation based on performance in the preceding year and target compensation for the current year.

Policies and Practices Related to the Company’s Compensation Program

We strive to create an overall compensation package for each NEO that satisfies these objectives, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. Our primary goal is to provide strong performance-based total compensation plans that enable us to provide highly competitive compensation.

Compensation Consultant and Compensation Study

The Committee selected and directly engaged Pay Governance as its compensation consultant. Pay Governance receives compensation only for services related to executive compensation issues, and neither it nor any affiliate company provides any other services to the Company. Pay Governance reports directly to the Committee and is responsible for reviewing Committee materials, attending Committee meetings, assisting the Committee with program design and generally providing advice and counsel to the Committee as compensation issues arise. Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee has determined that its relationship with Pay Governance and the work of Pay Governance on behalf of the Committee has not raised any conflict of interest.

Compensation Peer Group

As part of its review of the compensation of the NEOs at the Company, Pay Governance recommended, and the Committee approved the following seventeen companies which comprise the Company’s compensation peer group for 2025. Companies are selected based on industry, size appropriate for both assets, revenue, and market capitalization and business operations as follows:

American Coastal Insurance Corporation (formally known as United Insurance Holdings Corporation), Donegal Group, Inc., Employers Holdings, Inc., HCI Group, Inc., Heritage Insurance Holdings Inc., Horace Mann Educators Corporation, Mercury General Corporation, NI Holdings, Inc., Palomar Holdings, Inc., ProAssurance Corporation (new in 2025), RLI Corporation, Root Inc. (new in 2025), Selective Insurance Group, Inc., Skyward Specialty Insurance Group Inc., The Hanover Insurance Group, Inc. (new in 2025), United Fire Group, Inc., and Universal Insurance Holdings, Inc.

Additionally, removed from the prior year compensation peer group was Argo Group International Holdings, Ltd. as a result of being taken private.

Elements of Executive Compensation

The Committee, after reviewing information provided by Pay Governance, determines what it believes to be the appropriate level for cash and non-cash compensation components for each NEO. After receiving the results of the Pay Governance study and considering our compensation philosophy and the actual practices of the selected compensation peer group, the Committee determined that the elements of targeted overall compensation for all NEOs should include the following:

Pay at Risk

A significant percentage of each NEO’s target total direct compensation is “pay at risk” through long-term equity awards and annual incentive awards that are linked to actual performance. The Committee believes that the executive pay at Safety should contain a high percentage of pay at risk consistent with our pay for performance philosophy. For example, in 2025, Safety’s CEO had 72% of his target pay (target annual incentive and long-term incentives) at risk, which was above that of peer CEOs according to the Pay Governance executive benchmarking report. The mix of target compensation (base salary, actual annual incentive and long-term incentives) for 2025 for our CEO is shown in the chart below.

Base Salaries

Base salaries are generally targeted at the median (50th percentile) of compensation peer group companies and reflect the roles, responsibilities and individual performance of the executives. In 2025, in accordance with the executive officers’ employment contracts, salary increases were based on the change in cost of living for the Boston metropolitan market as reported by the U.S. Department of Labor statistics.
This resulted in an increase of 3.10% to each NEO, except for Mr. Murphy, Mr. Drago, and Mr. Varga, whose salaries were increased to reflect market median levels.

Annual Cash Incentives

The purpose of the Annual Performance Incentive Plan is to provide designated key executive employees with meaningful financial rewards for the accomplishment of our annual financial and strategic objectives. This annual cash incentive compensation award directly reflects the actual performance of the Company. This direct reflection of Company performance is illustrated by the 2025 annual incentive payouts, under which, as discussed below, performance results were below the threshold payout and resulted in no payout to our Named Executive Officers.

Under the Annual Performance Incentive Plan, once the threshold performance level (as defined by the Committee annually) has been achieved, the payouts may range from 50% to 150% of the target payout.

On May 8, 2024, the Compensation Committee amended and restated the Company’s Annual Performance Incentive Plan (the “A&R Incentive Plan”). Our executive officers are eligible to participate in the A&R Incentive Plan. The amended terms in the A&R Incentive Plan include (i) removal of the maximum limit on the amount payable to a participant in a plan year, which had not been adjusted since 2007, (ii) removal of provisions relating to Section 162(m) of the Internal Revenue Code of 1986, as amended, which are no longer applicable, (iii) a provision permitting the Committee to select other performance objectives applicable to awards in its discretion and (iv) other non-substantive changes. The terms of the A&R Incentive Plan are effective for 2024 performance awards and all future awards. Additionally, the 2024 payout opportunity for the Chief Executive Officer was updated to better align with industry compensation benchmarks.

The 2025 payout opportunity for our executive officers ranged as follows:

	% of Salary Payable
Position	Threshold	Target	Maximum
Chief Executive Officer	62.5%	125.0%	187.5%
Other Executive Officers	30%	60%	90%

On or before the end of the first 90 days of each fiscal year, the Committee selects the participants to whom incentive awards are granted, establishes the target incentive awards, and establishes the performance objective or objectives that will determine the dollar amount available for these incentive awards. Performance objectives are based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net income, earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense, earnings before interest and taxes (“EBIT”), EPS, return on stockholders’ equity, expense management, profitability of an identifiable business unit or product, ratio of claims to revenues, revenue growth, earnings growth, total stockholder return, cash flow, return on assets, operating income, net economic profit (operating earnings minus a charge for capital), customer satisfaction, agency satisfaction, employee satisfaction, quality of services, strategic innovation, or any combination of the foregoing.

As in prior years, for 2025, the financial measure established by the Committee was earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense. The Compensation Committee believes this is an effective measure for assessing annual profitability and company performance.

The target goal for 2025 was $91.7 million for executive cash incentive payout and was based on a projected EBIT target derived from the Company’s 2025 financial plan, as approved by the Compensation Committee and the Board. This approach replaced the prior methodology that set targets based on a two‑year average of actual EBIT results and is intended to better align incentive goals with the Company’s current financial performance. Using the prior methodology would have resulted in a more attainable target goal for 2025 of $53.3 million.

Once the target goal is set, the range of performance is 50.0% (threshold) to 150.0% (exceptional) of this target, and payouts are based on achievement relative to the goal. The Compensation Committee interpolates payouts within this range to correspond to actual performance. For 2025, our actual EBIT of $127.8 million was 139% of our $91.7 million target. For 2024, our actual financial performance of $86.4 million was 139% of our $62.3 million target.

Metric	2025 Target	2025 Actual
Earnings before interest, taxes, changes in unrealized gains on equity securities and credit loss expense	$91.7 million	$127.8 million

This resulted in a 139% target payout for 2025. Actual annual cash incentive payouts for 2025 and 2024 are as follows:

Name	2025 Non-Equity Incentive Plan Compensation	2024 Non-Equity Incentive Plan Compensation
George M. Murphy	$1,476,880	$1,390,000
Christopher T. Whitford	386,980	375,300
Paul J. Narciso	284,810	276,220
Stephen A. Varga	312,750	288,650
John P. Drago	250,200	234,600

Long-Term Incentives (“LTI”)

On March 24, 2022, the Company’s Board of Directors adopted the Amended and Restated Safety Insurance Group, Inc. 2018 Long‑Term Incentive Plan (“the Amended 2018 Plan”), which was subsequently approved by our stockholders at the 2022 Annual Meeting of Stockholders. The Amended and Restated 2018 Plan enables the grant of stock awards, performance shares, cash‑based performance units, other stock‑based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards. Eligibility to participate includes officers, directors, employees and other individuals who provide bona fide services to the Company.

We use our incentive plans to grant long‑term equity‑based incentive awards. A description of the Amended and Restated 2018 Plan can be found in the narrative following the Grants of Plan‑Based Awards table. Long‑term incentive compensation is intended to reinforce the long‑term growth in stockholder value of the Company by linking pay to the value of our shares. The amounts awarded annually are based on the performance of the Company. The actual amount awarded and accumulated reflects our historical performance.

On February 25, 2025, the Committee, after reviewing information provided by Pay Governance, determined what it believed to be the appropriate level of each of the various compensation components. The Committee awarded restricted stock awards under the Amended and Restated 2018 Plan as of the date of the grant to the executive team. The executives were granted 55% of their overall LTI mix in the form of performance‑based restricted shares, while the remaining 45% were in the form of time‑based restricted shares. Shares will not be earned or vested until performance criteria and/or time‑based service requirements are met. The following grants were made in 2025 to the NEOs:

Name	2025 Time-Based Stock Award Shares	2025 Performance-Based Stock Award Shares	2025 Total Stock Award Shares	2025 Total Stock Award Value
George M. Murphy	6,213	7,282	13,495	$ 1,100,000
Christopher T. Whitford	2,401	2,813	5,214	$ 425,000
John P. Drago	2,118	2,482	4,600	$ 375,000
Paul J. Narciso	1,977	2,318	4,295	$ 350,000
Stephen A. Varga	2,259	2,648	4,907	$ 400,000

Time-Based Restricted Stock Awards

In February 2025, the Committee granted time‑based restricted stock awards for our Named Executive Officers under our Incentive Plans. Provided there is no termination in service, the shares vest on February 25, 2026, 2027 and 2028 with respect to 30%, 30%, and 40% of the shares, respectively. The shares have voting and dividend rights and are held in custody by the Company during the period of restriction.

Performance-Based Restricted Stock Awards

In addition to time‑based awards, the Committee approved performance‑based restricted stock awards for our Named Executive Officers. The performance share design has the following features: three-year performance measurement period tied to the Company’s relative TSR versus its property-casualty insurance company performance peers (weighting of 40%) and Safety’s three-year average combined ratio (weighting of 60%), which is a standard insurance industry profitability metric. The Committee believes that a three-year average combined ratio is a strong long-term proxy for performance, and when used with relative TSR will ensure both strong pay and performance alignment with shareholders and sufficient line of sight for executives. Actual payouts can range from 0% to 200%, depending on actual performance. The TSR portion of the performance share design employs a stockholder friendly feature that caps payout to 100% of target if absolute TSR is negative (even though the Company might have exceeded target in the relative TSR metric). The earned performance shares will cliff vest after the three-year performance period based on the performance measures attained.

Both time vested awards and performance awards granted include a retirement provision. For time vested awards, if termination of service occurs on or after the first anniversary of the date of grant and because of retirement after attaining age 62 with at least 10 years of service with the Company, the periods of restriction shall expire on the date of termination of service with respect to 100% of the shares subject to remaining periods of restriction.

For performance vested awards, if during the performance period, the grantee’s termination of service occurs because of the grantee’s retirement after attaining age 62 with at least 10 years of service with the Company, the award shall not be forfeited on the retirement date, but the number of shares earned shall be prorated and equal to the number of shares earned determined based on actual attainment of the performance measures as of the end of the performance period multiplied by a fraction, the numerator of which is the number of months (rounded up to the next integer) from the beginning of the performance period until the date of termination of service, and the denominator of which is 36.

The 2023-2025 performance awards granted on February 22, 2023 had an actual payout of 0%, below the targeted granted amount compared to 34.8% payout in the prior year. The actual payout of 0% is based on Safety’s combined ratio for the three-year period ending December 31, 2025 of 102.6% (a 0% payout), and TSR performance of 3%, equal to relative performance at the 17th percentile. As this is below our threshold of the 30th percentile, no payout was received for the TSR portion of the award. The actual number of shares awarded compared to the target number of shares granted is shown in the table below.

		Performance	Performance
		Based	Based	Actual	Forfeited
Name	Year	Granted Value	Number of Shares	Number of Shares	Number of Shares
George M. Murphy	2023	550,000	6,051	-	(6,051)
Christopher T. Whitford	2023	206,250	2,269	-	(2,269)
Paul J. Narciso	2023	220,000	2,420	-	(2,420)
Stephen A. Varga	2023	220,000	2,420	-	(2,420)
John P. Drago	2023	178,750	1,967	-	(1,967)

The 2023-2025 SAFT Average Combined Ratio target was set at the beginning of the period and was based off a formulaic calculation: the median of a four-year historical performance peer combined ratio performance. For relative TSR, we are ranked compared to the same Performance Peer Financials Group, excluding the five private companies mentioned below, that is used in the combined ratio target.

Performance Level	2023 - 2025 SAFT Combined Ratio	Payout as % of Target			Relative 2023 - 2025 3-Year TSR	Payout as % of Target
Below Threshold	>100.2%	0%			> 90th Percentile	200%
Threshold	100.2%	50%	x	60%	90th Percentile	200%	x	40%	=	Ultimate
Intermediate < Target	98.2%	75%		Weighting	70th Percentile	150%		Weighting		Payout
Target	96.3%	100%			50th Percentile	100%
Intermediate > Target	94.9%	150%			40th Percentile	75%
Maximum	93.6%	200%			30th Percentile	50%
Above Maximum	<93.6%	200%			< 30th Percentile	0%

The twenty-three competitors used in the establishment of these goals for the 2023 performance shares were The Allstate Corporation, The Chubb Corporation, Cincinnati Financial Corporation, CNA Financial Corporation, Donegal Group Inc., Erie Indemnity Company, Hallmark Financial Services Inc., Hanover Insurance Group Inc., Hartford Financial Services Group, Inc., HCI Group, Inc., Horace Mann Educators Corporation, Loews Corporation, Mercury General Corporation, NI Holdings, Inc., Old Republic International Corp., Progressive Insurance Corporation, RLI Corporation, Selective Insurance Group Inc., The Travelers Companies, Inc., United Insurance Holdings, Inc., United Fire Group, Inc., W.R. Berkley Corporation and White Mountains Insurance Group, Inc. In addition to these competitors five private companies are also used in the establishment of the Combined Ratio target only. These companies were The Andover Companies, Arbella Insurance, Mapfre Insurance, Plymouth Rock Assurance and Quincy Mutual Insurance.

At December 31, 2025, the performance awards granted on February 25, 2025, and February 27, 2024 are projected to payout at 49% and 41%, respectively. These amounts are calculated based on the Company’s actual combined ratio to date, as well as relative TSR performance (compared to its Performance Peer Financial Group) to date. Final actual results may differ and will continue to be calculated until the end of each award’s applicable performance period.

Equity Grant Practices

The grant date of our equity awards is scheduled in advance and is based on the timing of the completion of our annual performance and compensation review process. We have not granted stock options to our Named Executive Officers since 2003, and none of our Named Executive Officers hold any Company stock options.

Clawback Policy

In August 2023, the board of directors adopted a “clawback” policy. This policy was adopted to comply with Section 10D of the Exchange Act and the Nasdaq listing standards adopted in 2023 as mandated by the Dodd-Frank Act. Under the policy, which applies to the Company’s current and former Section 16 officers, the Company must promptly recover erroneously awarded incentive-based compensation, subject to limited exceptions. Recovery is triggered by accounting restatements that correct errors that are material to previously issued financial statements (“Big R” restatements), as well as restatements that correct errors that are not material to previously issued financial statements but would result in a material misstatement if (1) the errors were left uncorrected in the current report or (2) the error correction was recognized in the current period (“little r” restatements). The policy does not provide for enforcement discretion by the compensation committee or the board of directors and requires recovery regardless of whether a covered person engaged in any misconduct or is at fault.

Stock Ownership Guidelines and Hedging / Pledging Policy

We have stock ownership guidelines for our Named Executive Officers to help ensure alignment of our Named Executive Officers’ interests with those of our stockholders. Stock ownership guidelines are set as a multiple of annual base salary divided by the current share price on the date of the annual evaluation. The multiple of annual base salary for the CEO is set at five, and for the remaining executive officers is set at three. All of our Named Executive Officers currently meet these guidelines.

Our Directors are also subject to stock ownership guidelines, which require them to have a value four times their annual cash retainer. A director must meet this requirement within five years of becoming a director. All Directors currently meet the guideline.

As part of our insider trading policy, our executives and Directors are already subject to an anti-hedging policy that prohibits them from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold. The insider trading policy also prohibits the pledging of the Company’s equity securities.

Performance-Based Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan, the Executive Incentive Compensation Plan (the “EICP”) to further our objective of providing our executive officers with compensation that is competitive with that provided by comparable companies. The EICP is a performance-based program that allocates 1.75% of our Insurance Subsidiaries annual consolidated statutory net income to a pool that is then distributed as deferred compensation to the eligible executives. The amount allocated is based on the total annual cash compensation (salary plus annual incentive received, or deferred, in the year) of the eligible executives. Our Insurance Subsidiaries experienced combined net income of $92.4 million in 2025. Messrs. Murphy, Whitford, Narciso, Varga, and Drago earned the following allocations under the EICP in 2025: $622,224, $233,160, $171,564, $184,266, and $148,422, respectively. The allocations are retained by the Company, invested in mutual funds, and only paid to the executive upon employment termination as defined in the EICP.

The EICP also provides a deferred compensation benefit with a supplemental matching provision similar to our 401(k) plan. Our intention is to provide additional retirement benefits to eligible executives in the absence of a traditional defined benefit pension arrangement. The provision enables the executive officer to elect to defer amounts from current compensation above the federally limited amount that can be deferred under our tax-qualified 401(k) plan and receive an employer matching contribution on such supplemental deferrals. In accordance with the EICP, we make a matching contribution annually at the close of each plan year in an amount equal to 75% of the participant’s elective deferrals under the plan up to a maximum amount of 8% of the participant’s compensation. The participant’s compensation for this purpose means the participant’s base salary and annual incentive received (or deferred) in the plan year. Amounts deferred under the EICP do not include amounts deferred under the 401(k) plan, thus our matching contributions under the EICP do not include amounts we have matched under the 401(k) plan. We made the following employer matching contributions for

2025 to the EICP on behalf of the Named Executive Officers: Mr. Murphy - $38,177; Mr. Whitford - $27,840; Mr. Narciso - $20,490; Mr. Drago - $1,760; and Mr. Varga - $12,288.

A description of our Named Executive Officers’ benefits under the EICP and other material terms of the EICP can be found in the narrative following the Nonqualified Deferred Compensation Plan table.

Other Employee Benefits

In addition to the main elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same welfare and other benefits as are available to all of our employees. These benefits include medical and dental insurance, short-term and long-term disability insurance, life and accidental death insurance, and a 401(k) plan. The 401(k) plan allows employees to contribute on a pre-tax basis up to the maximum allowed under federal law. At the close of each plan year, the Company makes a matching contribution equal to 100% of the amount each participant contributed during the plan year from their total pay, up to a maximum amount of 8% of the participant’s base salary, provided the participant is employed on the last day of the plan year. We have no defined benefit pension plan for employees at this time.

We provide our Named Executive Officers with limited perquisites that the Committee believes are reasonable and competitive. In 2025 these perquisites included use of an automobile parking space at the Company.

Tax and Accounting Considerations

Section 409A of the Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment.

Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section

280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 162(m) of the Code

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of certain executives, including each of our Named Executive Officers. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after 2017, subject to a transition rule.

While the Compensation Committee may consider the deductibility of compensation as a factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives, without regard to the deductibility of compensation under it.

Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock under our equity incentive award plans will be accounted for under ASC Topic 718. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Form 10-K.

DENNIS J. LANGWELL, CHAIRPERSON

THALIA M. MEEHAN

DEBORAH E. GRAY

The above report of the Compensation Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

Compensation Policies and Practices as They Relate to the Company’s Risk Management

The Compensation Committee considers, among other things, in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Compensation Committee reviews annually the principal components of executive compensation and believes that our allocation of compensation among base salary and annual and long-term incentives encourages our executives to deliver strong results for our stockholders without taking excessive risk.

We set base salaries at levels that provide our executives with assured cash compensation that, when combined with annual and long-term incentive awards, motivates them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of compensation. With respect to incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the Compensation Committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our strategic balancing of annual incentives and long-term incentives in the form of restricted stock and performance shares, with multi-year vesting schedules, encourages our executives to deliver incremental value to our stockholders while discouraging short-term risk taking that could negatively affect the value of their long-term awards. The Company’s robust stock ownership guidelines combined with high level executive stock ownership additionally help mitigate short-term risk-taking.

The Compensation Committee believes that these incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking. We believe that the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonable and do not create any material risk or adverse effect on the Company.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the 2025, 2024 and 2023 fiscal years awarded to or earned by the five individuals who served as our CEO, CFO, and the three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”). In accordance with the rules promulgated by the SEC, certain columns relating to information that is not applicable have been omitted from this table.

				Performance	Non-Equity
			Time Vested	Based	Incentive Plan	All Other
			Stock Awards ($)	Stock Awards ($)	Compensation ($)	Compensation ($)
Name	Year	Salary ($)	(1)	(2)	(3)	(4)	Total ($)
George M. Murphy	2025	850,000	495,000	605,000	1,476,880	760,958	4,187,838
	2024	800,000	495,000	605,000	1,390,000	389,625	3,679,625
	2023	800,000	450,000	550,000	-	162,783	1,962,783

Christopher T. Whitford	2025	464,000	191,250	233,750	386,980	312,180	1,588,160
	2024	450,000	180,000	220,000	375,300	213,045	1,438,345
	2023	400,000	168,750	206,250	-	72,991	847,991

Paul J. Narciso	2025	341,500	157,500	192,500	284,810	251,799	1,228,109
	2024	331,200	168,750	206,250	276,220	176,910	1,159,330
	2023	319,200	180,000	220,000	-	81,981	801,181

Stephen A. Varga	2025	375,000	180,000	220,000	312,750	255,190	1,342,940
	2024	346,100	191,250	233,750	288,650	179,613	1,239,363
	2023	333,600	180,000	220,000	-	89,480	823,080

John P. Drago	2025	300,000	168,750	206,250	250,200	193,460	1,118,660
	2024	281,300	180,000	220,000	234,600	139,822	1,055,722
	2023	271,100	146,250	178,750	-	62,293	658,393

(1)	This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards is equal to the closing price of the Company’s common stock on the grant date. Information concerning the stock awards is shown in the table below.

Grant Date	Grant Price
February 25, 2025	$ 79.67
February 27, 2024	$ 85.61
February 22, 2023	$ 87.06

(2)	This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company’s common stock on the grant date referenced in footnote (1). The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation. Actual award payout is calculated at the end of the performance period in 2027 for awards granted in 2025.
(3)	The amounts under this column consist of annual cash incentive awards earned in 2025, 2024 and 2023 under the Annual Performance Incentive Plan.

(4)	The amounts under this column include the following items for 2025:

	EICP
	Deferred	EICP	401(k) Plan	Dividends on	Other
	Compensation	Company	Company	Restricted	Compensation ($)
Name	Bonus ($)	Match ($)	Match ($)	Shares ($)	(A)	Total ($)
George M. Murphy	622,224	38,177	28,000	59,882	12,675	760,958
Christopher T. Whitford	233,160	27,840	23,500	25,340	2,340	312,180
Paul J. Narciso	171,564	20,490	27,320	24,289	8,136	251,799
Stephen A. Varga	184,266	12,288	28,000	24,574	6,063	255,190
John P. Drago	148,422	1,760	15,000	21,236	7,042	193,460
(A)	Other Compensation includes Company paid term life insurance premium for coverage exceeding $50,000 (Mr. Murphy - $4,902, Mr. Whitford - $1,140, Mr. Drago - $3,878, Mr. Narciso - $6,936, and Mr. Varga - $4,863), use of Company automobile (Mr. Murphy - $6,573 and Mr. Drago - $1,964), and Company paid parking ($1,200 each to Mr. Murphy, Mr. Whitford, Mr. Drago, Mr. Narciso and Mr. Varga).

Grants of Plan-Based Awards

The following table summarizes the 2025 grants of non-equity and equity plan-based awards to the NEOs. The non-equity plan-based awards were granted under the Annual Performance Incentive Plan and the equity plan-based awards were granted under the Amended and Restated 2018 Plan.

					All Other	Grant Date
		Estimated Future Payouts			Stock Awards	Fair Value
		Under Non-Equity Incentive			- Number of	of Stock
		Plan Awards (1)			Shares of	and Option
		Threshold	Target	Maximum	Stock or Units	Awards
Name	Grant Date	($)	($)	($)	(#) (2)	($) (3)
George M. Murphy	2/25/2025	-	-	-	13,495	1,100,000
	-	664,063	1,062,500	1,992,188	-	-

Christopher T. Whitford	2/25/2025	-	-	-	5,214	425,000
	-	83,520	278,400	250,560	-	-

Paul J. Narciso	2/25/2025	-	-	-	4,295	350,000
	-	61,470	204,900	184,410	-	-

Stephen A. Varga	2/25/2025	-	-	-	4,907	400,000
	-	67,500	225,000	202,500	-	-

John P. Drago	2/25/2025	-	-	-	4,600	375,000
	-	54,000	180,000	162,000	-	-
(1)	These columns represent the range of cash bonus incentive payouts that were targeted for fiscal 2025 performance under the Annual Performance Incentive Plan as described above in Compensation Discussion and Analysis. Although the table refers to these payouts in future terms, they have already been earned and paid to the NEOs. The actual cash bonus incentive amounts paid are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	This column represents restricted stock awarded in fiscal year 2025 under the Amended 2018 Plan. The stock awarded is a combination of performance-based restricted shares representing 55% of the total and time-based restricted shares, representing 45% of the total. The awards were both granted February 25, 2025. The performance-based awards vest depending upon the attainment of pre-established performance objectives at the conclusion of the performance period in 2028. See Restricted Stock Awards below for a description of the performance objectives. The time-based restricted stock vests over three years with installments of 30% on February 25, 2026, 30% on February 25, 2027, and the remaining 40% on February 25, 2028, provided the grantee is still an employee of the Company on such dates.

(3)	This column shows the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The fair value per share of the time-based stock awards is equal to the closing price of the Company’s common stock on the grant date. The fair value per share of the stock awards under the combined ratio performance award calculation is equal to the closing price of the Company’s common stock on the grant date. The fair value per share of the stock awards under the TSR performance award calculation is equal to a fair value determined using a Monte-Carlo scenario based fair value calculation. Actual award payout is calculated at the end of the performance period in 2027.

Equity Compensation Plan Information

The following table sets forth information regarding all of our equity compensation plans as of December 31, 2025.

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by stockholders (1)	-	$-	235,663
Equity compensation plans
not approved by stockholders	-	-	-
Total	-	$-	235,663

(1)	The equity compensation plan approved by stockholders is the Amended and Restated 2018 Long-Term Incentive Plan, which we refer to in this Proxy Statement as the Amended and Restated 2018 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unvested restricted stock held at fiscal year-end December 31, 2025 by the NEOs.

		Market
	Number of	Value of
	Shares or	Shares or
	Units of	Units of
	Stock That	Stock That
	Have Not	Have Not
Name	Vested (#)	Vested ($) (7)
George M. Murphy
Restricted Stock (1)	2,068	161,087
Restricted Stock (2)	6,051	471,433
Restricted Stock (3)	4,047	315,333
Restricted Stock (4)	6,715	523,166
Restricted Stock (5)	6,213	484,055
Restricted Stock (6)	7,282	567,341

Christopher T. Whitford
Restricted Stock (1)	775	60,396
Restricted Stock (2)	2,269	176,778
Restricted Stock (3)	1,472	114,691
Restricted Stock (4)	2,442	190,256
Restricted Stock (5)	2,401	187,062
Restricted Stock (6)	2,813	219,161

Paul J. Narciso
Restricted Stock (1)	827	64,447
Restricted Stock (2)	2,420	188,542
Restricted Stock (3)	1,380	107,492
Restricted Stock (4)	2,290	178,414
Restricted Stock (5)	1,977	154,028
Restricted Stock (6)	2,318	180,595

Stephen A. Varga
Restricted Stock (1)	827	64,447
Restricted Stock (2)	2,420	188,542
Restricted Stock (3)	1,564	121,836
Restricted Stock (4)	2,594	202,099
Restricted Stock (5)	2,259	175,999
Restricted Stock (6)	2,648	206,306

John P. Drago
Restricted Stock (1)	672	52,356
Restricted Stock (2)	1,967	153,249
Restricted Stock (3)	1,472	114,691
Restricted Stock (4)	2,442	190,256
Restricted Stock (5)	2,118	165,013
Restricted Stock (6)	2,482	193,373
(1)	Represents time-based restricted stock awards effective February 22, 2023, which vest over three years with installments of 30% on February 22, 2024, 30% on February 22, 2025, and the remaining 40% on February 22, 2026, provided the grantee is still our employee on such dates.
(2)	Represents performance-based restricted stock awards effective February 22, 2023. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.

(3)	Represents time-based restricted stock awards effective February 27, 2024, which vest over three years with installments of 30% on February 27, 2025, 30% on February 27, 2026 and the remaining 40% on February 27, 2027, provided the grantee is still our employee on such dates.
(4)	Represents performance-based restricted stock awards effective February 27, 2024. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.
(5)	Represents time-based restricted stock awards effective February 25, 2025, which vest over three years with installments of 30% on February 25, 2026, 30% on February 25, 2027 and the remaining 40% on February 25, 2028, provided the grantee is still our employee on such dates.
(6)	Represents performance-based restricted stock awards effective February 25, 2025. Vesting of these shares is dependent upon the attainment of pre-established performance objectives, and any difference between shares granted and shares earned will be calculated at the end of the performance period.
(7)	The amounts in this column were calculated using a per share value of $77.91, the closing market price of a share of our common stock on December 31, 2025.

There were no unexercised stock options or other equity incentive plan awards held at December 31, 2025 by the NEOs.

Restricted Stock Vested

The following table summarizes information with respect to restricted stock awards vested during the fiscal year ended December 31, 2025 for each of the NEOs.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($) (1)
George M. Murphy	7,218	562,159
Christopher T. Whitford	2,961	230,881
Paul J. Narciso	2,850	222,209
Stephen A. Varga	2,929	228,218
John P. Drago	2,555	198,990

(1)	Value determined by multiplying the number of vested shares by the closing market price of a share of our common stock on the vesting date or on the previous business day in the event the vesting date is not a business day.

There were no stock option awards held or exercised by the NEO’s during the year ended December 31, 2025.

Pension Benefits Table

The table disclosing pension benefits is omitted because we do not have any such pension benefit plans.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of each of the NEOs in the EICP, a non-qualified deferred compensation plan, as of December 31, 2025.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year (1)	Fiscal Year	Distributions	Year End
George M. Murphy	$ 50,902	$ 286,734	$ 1,292,306	-	$ 9,505,355
Christopher T. Whitford	43,644	157,014	158,825	-	1,058,571
Paul J. Narciso	27,622	108,370	276,020	-	2,320,216
Stephen A. Varga	16,384	113,812	375,826	-	2,251,642
John P. Drago	2,346	92,061	232,318	-	1,693,505
(1)	Represents employer matching contributions credited to the NEOs’ EICP accounts in January 2025 for the plan year ended December 31, 2024 on behalf of each NEO who contributed during the plan year (Mr. Murphy - $25,124, Mr. Whitford - $9,755, Mr. Drago - $0, Mr. Narciso - $0, and Mr. Varga - $617); and annual deferred compensation bonuses credited to the NEOs’ EICP accounts in February 2025 and earned for the year ended 2024 under the EICP (Mr. Murphy - $261,610, Mr. Whitford - $147,259, Mr. Drago - $92,061, Mr. Narciso - $108,370, and Mr. Varga - $113,195).

The EICP is a non-qualified deferred compensation plan designed to provide a means for retirement savings. With proper notice and approval by the Company, eligible employees may make elective deferral contributions of up to 75% of salary and 100% of annual cash incentives. We make a matching contribution annually in the amount of 75% of the participant’s elective deferral up to a maximum amount of 8% of the participant’s base salary plus annual cash incentive received during the plan year. We also make a fixed contribution annually in the amount of 1.75% of the combined statutory net income of our insurance subsidiaries. Elective deferrals, Company matching contributions, and the portion of the Company fixed contribution allocated to an eligible individual are credited to an account established for the individual. To measure gains and losses, the accounts are treated as though invested in mutual funds selected by the participants. Participants may change the mutual funds in which their accounts are notionally invested on a daily basis. The balance of an individual’s account is distributed in a lump sum upon an employee’s termination of employment, or six months thereafter if required to comply with applicable tax law, or upon change in control.

Under the EICP, change in control is defined to mean a change in control event, as that term is used in Section 409A of the Internal Revenue Code. Section 409A defines a change in control event to include a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of assets. A change in ownership of the corporation occurs when one person or a group acquires stock that combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the corporation. A change in effective control occurs on the date that, during any 12-month period, either (i) any person or group acquires stock possessing 30% of the voting power of the corporation, or (ii) the majority of the board is replaced by persons whose appointment or election is not endorsed by a majority of the board. A change in ownership of a substantial portion of assets occurs on the date that a person or a group acquires, during any 12-month period, assets of the corporation having a total gross fair market value equal to 40% or more of the total gross fair market value of all of the corporation’s assets. The definition also contains exceptions that may cause a transaction or event meeting one of the foregoing definitions not to constitute a change in control event if the acquired or selling entity, or its stockholders, retains, directly or indirectly, a sufficient interest in the surviving or acquiring entity.

Potential Payments Upon Termination or Change in Control

As previously discussed, we have entered into employment agreements with each of the Named Executive Officers. Certain provisions relating to termination of employment and change in control are common to each of the employment agreements. These common provisions include, among other things, the following:

●	if the executive’s employment is terminated by us for a reason other than Cause, Material Breach, death, disability or continuous poor performance, or is terminated by the executive for Good Reason or as a result of our willful and material violation of the executive’s employment agreement or certain other agreements between the executive and us, then we must provide (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to the annual salary he would have received during the remaining term of his employment agreement; and (iii) life and health insurance benefits (but not disability insurance benefits) substantially similar to those the executive and any covered dependents were receiving immediately prior to the date of termination through the remaining portion of the term of his employment agreement (collectively, the “Severance Payment”);
●	if the executive’s employment is terminated by us for a reason other than Cause, Material Breach, death, disability or continuous poor performance, or is terminated by the executive for Good Reason or as a result of our willful and material violation of the executive’s employment agreement or certain other agreements between the executive and us, in each case, within three years after a change in control, then we must provide the greater of the Severance Payment or the following: (i) any earned but unpaid base salary and bonus, (ii) a lump sum payment equal to, for the CEO and CFO, three times, and for the remaining Named Executive Officers, two times, the sum of (1) the executive’s base salary in effect immediately prior to the date of termination and (2) the most recent annual bonus paid to the executive, and (iii) life and health insurance benefits for a three-year period after the date of termination (for the CEO and CFO) and for the two-year period after the date of termination (for the remaining Named Executive Officers);
●	The agreements contain non-competition and non-solicitation provisions; and
●	Each executive has agreed not to disclose confidential information.

For purposes of these employment agreements,

●	Change in control is defined, in general terms, to mean the closing of (i) a merger, combination, consolidation or similar business transaction involving the Company after which our stockholders cease to own a majority of the surviving entity, directly or indirectly, (ii) a sale or transfer of all or substantially all of our assets, other than to an entity the majority of which is owned by our stockholders or (iii) a sale of a majority of the Company’s common shares, other than to an entity the majority of which is owned by our stockholders;
●	Cause means the executive’s (i) commission or conviction of any crime or criminal offense involving monies or other property or any felony; (ii) commission or conviction of fraud or embezzlement; (iii) uncured material and knowing violation of any obligations imposed upon him personally; or (iv) egregious misconduct involving serious moral turpitude;
●	Good Reason means (i) a material reduction in the executive’s authority, perquisites, position, or responsibilities; (ii) relocation of our primary place of business or the executive to another office more than 75 miles from Boston, Massachusetts; or (iii) our willful and material violation of the employment agreement or any agreement between the executive and us; in each case that is uncured;
●	Material Breach means the executive’s uncured (i) breach of any of his fiduciary duties to us or our stockholders or making of a willful misrepresentation or omission, in each case which would reasonably be expected to materially adversely affect our business, properties, assets, condition (financial or other) or prospects; (ii) willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations; (iii) habitual drunkenness or substance abuse which materially interferes with the executive’s ability to discharge his duties, responsibilities or obligations; or (iv) willful and material violation of any non-competition, non-disparagement, or confidentiality agreement.

Employment Agreements

George M. Murphy. We renew our employment agreement on an annual basis with Mr. Murphy effective on January 1st of the respective year. Under this agreement, Mr. Murphy agreed to serve as CEO and President of the Company for a term ending December 31, 2025. The employment agreement requires formal action to renew for an additional one-year term by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless Mr. Murphy notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date.

The Compensation Committee approved the renewal of Mr. Murphy’s contract for an additional one-year term ending December 31, 2026. Under the terms of the employment agreement, Mr. Murphy is entitled to receive an annual base salary increase on an annual basis to reflect increases in the cost of living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board, Mr. Murphy is also eligible to receive an annual bonus based on performance. Mr. Murphy is also entitled to other benefits, including severance, reimbursement of expenses, paid vacations, health, life and other similar insurance benefits and use of a Company car, all as determined by the Board.

Other Named Executive Officers. We renew our employment agreements with our other Named Executive Officers on an annual basis effective January 1st of the respective year. The employment agreements require formal action to renew for an additional one-year terms by the Compensation Committee at least 90 days in advance of the scheduled expiration date, unless the executive notifies the Company of his decision to decline any additional term before at least 120 days prior to this scheduled expiration date.

The Compensation Committee approved the renewal of these contracts for an additional one-year term ending December 31, 2026. Under their respective employment agreements, Messrs. Whitford, Drago, Narciso, and Varga are entitled to receive annual increases to reflect increases in the cost-of-living index specified therein or as otherwise determined by the Board or the Committee. As determined in the sole discretion of the Board or the Committee, Messrs. Whitford, Drago, Narciso and Varga are each eligible to receive an annual bonus based on performance. In addition, Messrs. Whitford, Drago, Narciso and Varga are also entitled to other benefits, including severance, reimbursement of expenses, paid vacations, health, life and other similar insurance benefits.

2018 Amended and Restated Long-Term Incentive Plan (the “Amended and Restated 2018 Plan”)

Under the Amended and Restated 2018 Plan, upon a termination by the Company for a reason other than for Cause or disability, all unvested shares of restricted stock which were not granted during the year of termination will vest. Under the Amended and Restated 2018 Plan, “Cause” means (i) the participant’s plea of guilty or nolo contendere to, or conviction of, a felony (or its equivalent in a non-United States jurisdiction) or other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company, as determined by the Board in its sole discretion, or that legally prohibits the participant from working for the Company; or (ii) a breach by the participant of a regulatory rule that adversely affects the participant’s ability to perform the participant’s employment duties to the Company, in any material respect; (iii) the participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of the Company, or (C)  comply with covenants contained in any contract or Award Agreement to which the participant is a party. Awards granted under the Amended and Restated 2018 Plan vest upon an award recipient’s termination of employment upon or following a change in control (i.e., “double trigger” vesting).

The following table sets forth the estimated incremental payments and benefits, beyond existing compensation and benefit entitlements described in this Proxy Statement that are not contingent upon a termination or change in control, payable to each NEO upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred on December 31, 2025. We have not included amounts that would be provided upon a termination of employment under contracts, agreements, plans or arrangements, such as our 401(k) plan or our vacation policy, to the extent they are available generally to all of our salaried employees and do not discriminate in scope, terms, or operation in favor of our executive officers. Amounts shown below do not include amounts in the NEOs’ EICP deferred compensation accounts as of December 31, 2025.

	Change in Control		Involuntary Termination
		Termination
		Without Cause			Resignation
	Without	or For Good	With	Without	For Good	Death or
Name	Termination (1)	Reason (2)	Cause (3)	Cause (4)	Reason (5)	Disability (6)
George M. Murphy	-	$ 10,434,623	$ 223,309	$ 2,364,255	$ 893,236	$ 3,415,651
Christopher T. Whitford	-	3,859,223	125,548	1,044,314	502,193	1,450,537
Paul J. Narciso	-	2,388,650	94,724	917,791	378,896	1,252,414
Stephen A. Varga	-	2,586,651	103,140	989,485	412,561	1,371,790
John P. Drago	-	2,192,332	84,274	847,649	337,097	1,206,035
(1)	If there is a change in control but there is no termination of employment, the NEO would not be entitled to receive any incremental benefit under his respective employment agreement with the Company.
(2)	If there is a change in control followed by termination by the Company for a reason other than Cause, Material Breach, poor performance, death or disability or by the executive for Good Reason, the NEO would be entitled to incremental payments and benefits under his respective employment agreement with the Company. Amounts in the “Termination Without Cause or For Good Reason” column include the following:

Equity Awards. Under the Amended and Restated 2018 Plan, upon a change in control and subsequent termination, any restrictions imposed upon restricted stock awards will lapse. The estimated value as of December 31, 2025 of the previously granted restricted stock awards that would have been accelerated for each NEO is as follows: Mr. Murphy - $2,522,415; Mr. Whitford - $948,344; Mr. Drago - $868,938; Mr. Narciso - $873,518; and Mr. Varga - $959,229. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2025.

Annual Incentive. Under the Annual Performance Incentive Plan, upon a change in control and subsequent termination, all performance objectives for the current Performance Period would be deemed to have been achieved at target levels of performance. The amount payable to each NEO based upon such assumed performance as of December 31, 2025 would have been as follows: Mr. Murphy - $1,062,500; Mr. Whitford - $278,400; Mr. Drago - $180,000; Mr. Narciso - $204,900; and Mr. Varga - $225,000.

Lump Sum Payments. The amount payable at three times annual base plus bonus for Mr. Murphy and Mr. Whitford and at two times annual base plus bonus for the remaining NEOs would have been as follows: Mr. Murphy - $6,720,000; Mr. Whitford - $2,517,900; Mr. Drago - $1,069,200; Mr. Narciso - $1,235,440 and Mr. Varga - $1,327,300.

Life and Health Insurance Benefits. The NEOs are entitled to Company provided life and health benefits for three years after the termination date for Mr. Murphy and Mr. Whitford and two years after the termination date for the remaining NEOs. The amounts are estimated as follows: Mr. Murphy - $129,708; Mr. Whitford - $114,579; Mr. Drago - $74,194; Mr. Narciso - $74,792; and Mr. Varga - $75,122.

(3)	Amounts in this column reflect incremental amounts payable upon a termination of the NEO’s employment by the Company for Cause or due to the NEO’s poor performance or Material Breach. The estimated incremental payments shown in this column include three months of base salary and life and health benefits. The three months’ of base salary and life and health benefits would be payable upon the Company’s termination of the NEO’s employment due to the NEO’s poor performance, but would not be payable upon the Company’s termination of the NEO’s employment with Cause or due to his Material Breach.
(4)	The estimated incremental payments shown in this column include the following incremental payments and benefits:

Lump Sum Payments. The amount payable equal to the annual base salary which would have been due under the remaining term of the NEOs employment contracts are as follows: Mr. Murphy - $850,000; Mr. Whitford - $464,000; Mr. Drago - $300,000; Mr. Narciso - $341,500; and Mr. Varga - $375,000.

Equity Awards. Under the Amended and Restated 2018 Plan, if the termination by the Company is for a reason other than cause, all unvested shares of restricted stock which were not granted during the year in which the termination occurs will vest. The estimated value as of December 31, 2025 of the previously granted awards that would have been accelerated for each NEO is as follows: Mr. Murphy - $1,471,019; Mr. Whitford - $542,121; Mr. Drago - $510,552; Mr. Narciso - $538,895; and Mr. Varga - $576,924. The estimated value of restricted stock awards was calculated based upon the closing price of our common stock on December 31, 2025.

Life and Health Insurance Benefits. The NEOs are entitled to Company provided life and health benefits equal to the benefits which would have been provided under the remaining term of their respective employment contracts. The amounts are estimated as of December 31, 2025 as follows: Mr. Murphy - $43,236; Mr. Whitford - $38,193; Mr. Drago - $37,097; Mr. Narciso - $37,396; and Mr. Varga - $37,561.

(5)	The estimated payments shown in this column include the lump sum payments and life and health insurance benefits as shown in note (4). Under the Amended and Restated 2018 Plan, if the termination by the NEO is for Good Reason, all unvested shares of restricted stock will be forfeited. Hence, the amounts shown in this column do not include an incremental benefit related to equity awards.
(6)	The estimated incremental payments shown in this column include a lump sum payment equal to 100% of the NEO’s base salary, Company provided life and health insurance benefits for one year (in the case of disability), and the estimated value of all unvested restricted stock awards as of December 31, 2024 as shown in note (2).

DIRECTOR COMPENSATION

Our bylaws provide that at the discretion of the Board, the directors may be paid their expenses, if any, at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a director. Since we completed our initial public offering of common stock on November 27, 2002, directors who are employees have not received any compensation for serving as directors and directors who were not our employees have received an annual cash retainer paid in quarterly installments. The annual Director fees are $95,000 for each non-management director. Director fees also include an additional $25,000 to the Lead Independent Director, an additional $20,000 annually to the Chairperson of the Audit Committee, and an additional $15,000 annually to the Chairperson of our Compensation Committee and the Chairperson of our Nominating and Governance Committee.

On February 25, 2025, the Compensation Committee approved grants of 1,000 shares of stock to each of our non-employee directors effective on such date. Board of Director members must maintain stock ownership equal to at least four times their annual cash retainer. This requirement must be met within five years of becoming a director. All Directors on the Board are in compliance with this stock ownership requirement.

The following table sets forth the fees paid to the non-employee members of the Board for services provided in 2025.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash	Awards (1)	Compensation	Total
Charles J, Brophy III	$ -	$ 79,670	$ -	$ 79,670
John D. Farina	114,375	79,670	-	194,045
Deborah E. Gray	102,500	79,670	-	182,170
Dennis J. Langwell	109,375	79,670	-	189,045
Thalia M. Meehan	120,000	79,670	-	199,670
Mary C. Moran	101,875	79,670	-	181,545
(1)	The amounts in this column represent 1,000 shares granted to each Director multiplied by the closing price of the stock on February 25, 2025, the date of the grant. As of December 31, 2025, no directors who are not our employees held unvested stock awards or unexercised stock options.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting process, and is more fully described in its charter which the Board and the Audit Committee have adopted and is posted on our website, www.SafetyInsurance.com.

Each member of the Audit Committee satisfies the definition of an “independent director” as established by Rule 4200 of the NASDAQ Marketplace Rules. The Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over the accounting and financial reporting process. Deloitte is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to express an opinion on the financial statements and on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2025, the Audit Committee has:

●	reviewed and discussed the audited consolidated financial statements with management and Deloitte;
●	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC;
●	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors their independence;
●	met and held discussions with the head of the Company’s internal audit group; and
●	reviewed our written charter and practices and determined that they meet the applicable requirements of the NASDAQ Marketplace Rules and the SEC.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and be filed with the SEC.

Respectfully submitted,

JOHN D. FARINA, CHAIRPERSON

DENNIS J. LANGWELL

MARY C. MORAN

The above report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of the Record Date, March 16, 2026, with respect to the beneficial ownership of shares of common stock by the following individuals: (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of such stock; (b) each of our directors and director nominees; (c) each of our Named Executive Officers; and (d) all of our directors, director nominees and executive officers as a group. Except as stated below, each holder listed below has sole or shared investment and/or voting power with respect to the shares of common stock beneficially owned by the holder, subject to community property laws where applicable. The information in the table and the related notes has been furnished by or on behalf of the indicated owners.

		Amount of Shares	Percentage of
Name and Address of Beneficial Owner		Beneficially Owned (4)	Class (%) (5)
(a)	Security ownership of certain beneficial owners:
	BlackRock, Inc. (1)	2,134,011	14.5%
	55 East 52nd Street
	New York, New York 10055
	SRB Corporation (2)	1,842,284	12.5%
	125 High Street
	Boston, MA 02110
	The Vanguard Group (3)	1,641,372	11.2%
	100 Vanguard Blvd
	Malvern, PA 19355

(b)	Security ownership of directors and director nominees:
	Charles J. Brophy III	12,083	0.1%
	John D. Farina*	5,083	0.0%
	Deborah E. Gray	5,083	0.0%
	Dennis J. Langwell	9,083	0.1%
	George M. Murphy	117,410	0.8%
	Thalia M. Meehan*	10,083	0.1%
	Mary C. Moran	7,083	0.0%
(c)	Security ownership of Named Executive Officers:
	John P. Drago	32,165	0.2%
	Paul J. Narciso	40,349	0.3%
	George M. Murphy	117,410	0.8%
	Stephen A. Varga	31,503	0.2%
	Christopher T. Whitford	23,158	0.2%
(d)	All directors, director nominee and executive officers as a group
	(14 persons)	326,618	2.2%
*	Nominee for director.
(1)	Based solely on information contained in the most recently filed Schedule 13G, dated June 30, 2025, filed by Black Rock, Inc., which states sole voting power over 2,098,689 shares and sole dispositive power over 2,134,011 shares.
(2)	Based solely on information contained in the most recently filed Schedule 13G, dated December 31, 2023, filed by SRB Corporation, which states shared voting power and shared dispositive power over 1,842,284 shares.
(3)	Based solely on information contained in the most recently filed Schedule 13G, dated December 29, 2023, filed by The Vanguard Group, which states sole voting power over 0 shares, shared voting power over 9,443 shares, sole dispositive power over 1,615,676 shares and shared dispositive power over 25,696 shares.

(4)	Beneficial ownership information is based on the most recently filed Schedule 13G for each holder listed herein, and the Company has assumed that no material change in ownership has occurred since those filings in accordance with the SEC’s updated Schedule 13G filing requirements.
(5)	Percentage of class refers to percentages of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 14,683,893 shares of common stock outstanding and eligible to vote on the Record Date.

The mailing address of each director, director nominee, and executive officer shown above is c/o Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2025, our Compensation Committee consisted of Dennis J. Langwell (Chairperson), Deborah E. Gray and Thalia M. Meehan, who are three independent non-employee directors with no “interlocking” relationships as defined by the SEC, or other relationships with us that would call into question their independence as a member of the Compensation Committee. During fiscal year 2025, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

PAY RATIO

We are providing the following information to comply with Item 402(u) of Regulation S-K. We have determined that our pay ratio for 2025 is 43 to 1, calculated pursuant to SEC rules by dividing our CEO’s annual total compensation set forth in the Summary Compensation Table for 2025 ($4,187,838) by $97,122, which represents the median of the annual total compensation of our employees (other than our CEO) for 2025. We identified our median employee as of December 31, 2025, using our entire workforce of approximately 570 employees. Total compensation including cash bonuses and stock related awards were used to determine the median employee for 2025. We then calculated the median employee’s annual total compensation based on the proxy rules for determining the annual total compensation of our NEOs in order to determine the pay ratio.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and make various assumptions that may differ from other companies’ methodologies and/or assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

Other Information – Dodd-Frank Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following information about executive compensation for our principal executive officer (CEO) and Non-CEO NEOs (Other NEOs) and Company performance for the fiscal years listed below. This disclosure is not incorporated by reference into our 2025 Annual Report on Form 10-K. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For information about the company's pay-for-performance philosophy and how the Compensation Committee aligns executive compensation with the Company's performance, refer to Executive Compensation, Compensation Discussion and Analysis beginning on page 18.

Pay Versus Performance Table

			Average
	Summary		Summary	Average
	Compensation	Compensation	Compensation	Compensation
	Total	Actually Paid	Total for	Actually paid to	Value of Initial Fixed $100			GAAP
	for CEO (1)	To CEO	Other NEOs (1)	Other NEOs	Investment Based On:		Net Income	Combined
Year	($)	(1), (2), (3) ($)	($)	(1), (2), (3) ($)	TSR	Peer Group (4)	($) (in millions)	Ratio (5)
2025	4,187,838	3,810,904	1,319,467	1,183,027	125.0	134.3	99.3	99.0%
2024	3,679,625	3,274,933	1,223,190	1,295,394	126.1	129.0	70.7	101.1%
2023	1,962,783	664,623	831,208	277,912	111.3	104.4	18.9	107.7%
2022	2,753,190	2,521,325	1,100,348	997,797	117.7	92.1	46.6	97.2%
2021	3,236,556	3,644,065	1,245,166	1,436,698	114.1	88.5	130.7	93.0%
1.	George M. Murphy was our CEO for each year presented. The individuals comprising the Other NEOs for years 2021-2023 presented were James D. Berry, Paul J. Narciso, Stephen A. Varga, and Christopher T. Whitford. The individuals comprising the Other NEOs for years 2024-2025 were John P. Drago, Paul J. Narciso, Stephen A. Varga, and Christopher T. Whitford, as James D. Berry retired effective July 1, 2024.
2.	The amounts shown for Compensation Actually Paid (“CAP”) have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the company’s CEO or Other

NEOs. These amounts reflect the Summary Compensation Table Total (“SCT”) with certain adjustments as described in footnote 3 below.

3.	CAP reflects the exclusions and inclusions of certain amounts for the CEO and the Other NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table for the listed year.

	Summary	Exclusion of	Inclusion of	Compensation
	Compensation	Stock Awards for	Equity Values	Actually Paid To
	Total for CEO	CEO	for CEO	CEO
Year	($)	($)	($)	($)
2025	4,187,838	(1,100,000)	723,066	3,810,904
2024	3,679,625	(1,100,000)	695,308	3,274,933
2023	1,962,783	(1,000,000)	(298,160)	664,623
2022	2,753,190	(900,000)	668,135	2,521,325
2021	3,236,556	(800,000)	1,207,509	3,644,065

	Average	Average	Average
	Summary	Exclusion of	Inclusion of	Average
	Compensation	Stock Awards	Equity Values	Compensation
	Total for	for	for	Actually Paid
	Other NEOs	Other NEOs	Other NEOs	to Other NEOs
Year	($)	($)	($)	($)
2025	1,319,467	(387,500)	251,059	1,183,027
2024	1,223,190	(187,500)	259,704	1,295,394
2023	831,208	(381,250)	(172,046)	277,912
2022	1,100,348	(375,000)	272,449	997,797
2021	1,245,166	(381,250)	572,782	1,436,698

	Year-End			Change In
	Fair Value			Fair Value
	Of Equity	Change In		From Last Day
	Awards	Fair Value	Vesting Date	Of Prior Year
	Granted	From Last Day	Fair Value Of	To Vesting	Fair Value At
	During Year	Of Prior Year	Equity Awards	Date Of	Last Day Of
	That Remained	To Last Day Of	Granted	Unvested	Prior Year Of
	Unvested	Year Of	During Year	Equity Awards	Equity Awards	Total
	As Of Last Day	Unvested	That Vested	That Vested	Forfeited	Inclusion of
	Of Year For	Equity Awards	During Year	During Year	During Year	Equity Values
	CEO	For CEO	For CEO	For CEO	For CEO	for CEO
Year	($)	($)	($)	($)	($)	($)
2025	925,181	(169,445)	-	(32,670)	-	723,066
2024	835,206	62,010	-	(201,907)	-	695,308
2023	513,326	(716,501)	-	(94,985)	-	(298,160)
2022	868,509	(116,686)	-	(83,688)	-	668,135
2021	1,142,299	88,148	-	(22,938)	-	1,207,509

Average
	Year-End			Average Change
	Fair Value Of	Average Change	Average	In Fair Value
	Equity Awards	In Fair Value	Vesting Date	From Last Day	Average
	Granted During	From Last Day	Fair Value	Of Prior Year	Fair Value
	Year That	Of Prior Year	Of Equity Awards	To Vesting Date	At Last Day Of	Total -
	Remained	To Last Day	Granted During	Of Unvested	Prior Year Of	Average
	Unvested As Of	Of Year Of	Year That Vested	Equity Awards	Equity Awards	Inclusion Of
	Last Day	Unvested Equity	During Year	That Vested	Forfeited	Equity Values
	Of Year For	Awards For	For	During Year For	During Year For	For
	Other NEOs	Other NEOs	Other NEOs	Other NEOs	Other NEOs	Other NEOs
Year	($)	($)	($)	($)	($)	($)
2025	325,922	(62,249)	-	(12,614)	-	251,059
2024	303,737	27,162	-	(71,195)	-	259,704
2023	195,697	(325,494)	-	(42,249)	-	(172,046)
2022	361,820	(55,434)	-	(33,937)	-	272,449
2021	544,437	37,131	-	(8,786)	-	572,782

4.	The Insurance Peer Group TSR set forth in this table utilizes a peer group comprised of seven selected property & casualty insurance companies as used in our stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2025. The Compensation Peer Group consists of Donegal Group, Inc., Erie Indemnity Company, Horace Mann Educators Corporation, The Hanover Insurance Group, Inc., Mercury General Corp., Selective Insurance Group, Inc., and United Fire Group. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the company and in the peer group, respectively. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies, where applicable, included in the peer group. Historical stock performance is not necessarily indicative of future stock performance. This Insurance Peer Group TSR is not the same group as the Performance Peer Financials Group used by the Committee to determine performance-based compensation awards or the Compensation Peer Group used by the Committee as a reference for compensation program design. See Compensation of Named Executive Officers, Compensation Discussion and Analysis, Benchmarking and Peer Group beginning on Page 27 for more information about the Committee's selection and use of these Peer Groups in making compensation decisions.
5.	For 2025, we determined Combined Ratio to be the most important financial performance measure used to link company performance to CAP for our CEO and Other NEOs in 2025 and 2024. This performance measure may not have been the most important financial performance measure for years 2023 and 2022, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Financial Performance Measures

As described in greater detail in “Compensation of Named Executive Officers – Compensation Discussion and Analysis,” the company’s executive compensation program is based on a pay-for-performance philosophy. The metrics that the company uses for both our short-term and long-term performance-based awards are selected to incentivize achievement of both short-term and long-term performance objectives that create value for our enterprise and our shareholders.

The principal financial metrics that we use to link compensation actually paid to our performance for 2025, are as follows:

Financial Performance Measures
Earnings Before Interest, Taxes, Changes in Unrealized Gains and Losses on Equity Securities and Credit Loss Expense
Combined Ratio
Relative Total Shareholder Return

Analysis of the Information Presented in the Pay Versus Performance Table

While the Committee uses several performance measures to align executive compensation with company performance, including Combined Ratio and 3-year TSR achievement relative to the companies in the Peer Group, not all of those performance measures are presented in the Pay Versus Performance Table and therefore the company’s performance measures do not necessarily align with compensation actually paid (CAP) as calculated in accordance with Item 402(v) of Regulation S-K for a particular year. In accordance with Item 402(v) of Regulation S-K, the company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance Table.

CAP and Cumulative TSR

As shown in the charts below, the CEO and Other NEOs’ CAP amounts are aligned with the Company’s TSR. This is due primarily to the company's use of equity incentives, which are tied directly to stock price in addition to the company’s financial performance. As described in more detail in Compensation of Named Executive Officers, Compensation Discussion and Analysis, Long-Term Incentive beginning on Page 25, the Committee selected 3-year TSR relative to the Performance Peer Group as the performance objective for performance-based restricted stock awards that were granted in the listed years. The same measure also applied to performance-based restricted stock awards that vested during the listed years.

CAP and Net Income

As shown in the charts below, the Company’s net income has varied significantly in the years presented. This is due in large part to the inclusion of the change in fair value in our equity portfolio in the net income calculation in accordance with FASB, Accounting Standards Update (ASU) 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities. Stock market volatility throughout the period also affected the valuations of outstanding equity incentives.

CAP and Combined Ratio

The charts below show the CEO and Other NEOs’ CAP amounts compared to the company's Combined Ratio. As described in more detail in Compensation of Named Executive Officers, Compensation Discussion and Analysis, beginning on Page 18, the committee selected Combined Ratio relative to the Performance Peer Group targets as the performance objective for long-term incentive compensation awards that were granted in the listed years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We have adopted and maintain a code of business conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, maintenance of corporate books and records, gifts and entertainment, political contributions, confidentiality, public communications, special obligations applicable to our CFO and members of the audit committee, and standards and procedures for compliance with the code. Among other things, the code covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The code can be found on our website at www.SafetyInsurance.com. Stockholders may also obtain a copy of the code by writing to the Office of Investor Relations at the address set forth under “Available Information.”

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons shall be responsible for the enforcement of the policies set forth in the code and will be held accountable for any violations of the code. Any of our officers or employees having any information or knowledge regarding any transaction or activity prohibited by the code shall promptly report the same to our CFO, who shall review and determine whether to approve of potential conflicts of interest for employees. Review and approval of potential conflicts of interests of officers and directors shall be made by the audit committee of our board of directors.

The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our CFO and audit committee will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our CFO or audit committee, as applicable, concluded in good faith that it was in our interest to proceed with it. We expect that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, that any such transaction will be submitted for ratification as promptly as practicable. As of the year ending 2025, no related party transactions have been reported.

OTHER MATTERS

Inspectors of Election

Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, has been appointed as Inspectors of Election for the Company’s 2026 Annual Meeting. Representatives of Broadridge will attend the 2026 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots, and determine the results of the vote.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Broadridge Stockholder Services (in writing: P.O. Box 1342, Brentwood, NY 11717-0718; by telephone: 1-877-830-4936). If you participate in householding and wish to receive a separate copy of the 2025 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Broadridge Stockholder Services as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the Annual Report to Our Stockholders, or Proxy Statement, as applicable, to a Company stockholder at a shared address to which a single copy of the document was delivered.

We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders.

Available Information

The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any stockholder, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed with the SEC. Written, telephone, fax or e-mail requests should be directed to the Office of Investor Relations, Safety Insurance Group, Inc., 20 Custom House Street, Boston, MA 02110, Tel: 877-951-2522, Fax: 617-603-4837, or e-Mail to InvestorRelations@SafetyInsurance.com. These documents are also made available on the Company’s website, www.SafetyInsurance.com, as soon as reasonably practicable after each SEC Report is filed with or furnished to the SEC.

Stockholder Proposals for the Annual Meeting of Stockholders

Any stockholder proposals intended to be presented at our 2027 Annual Meeting and considered for inclusion in our proxy materials must be received by December 1, 2026. Any stockholder proposals intended to be presented at our 2027 Annual Meeting and not included in our proxy materials must comply with the advance notice provisions in Article II, Section 2 and Article III, Section 1 of our bylaws. Notices must be received by December 1, 2026. In addition, stockholders who wish to nominate directors for election or make other proposals must comply with the procedures described in our bylaws and must be received by December 1, 2026. All stockholder proposals should be directed to our Secretary, Christopher T. Whitford, at our address listed on page 1 of this Proxy Statement.

By Order of the Board of Directors,

CHRISTOPHER T. WHITFORD
Vice President, Chief Financial Officer and Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0000694320_1 R2.09.05.010 SAFETY INSURANCE GROUP, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of two Class III Directors to serve a three year term expiring in 2029. Nominees For Withhold 1a. John D. Farina 1b. Thalia M. Meehan The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the Appointment of DELOITTE & TOUCHE, LLP. 3. Advisory Vote on Executive Compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000694320_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com SAFETY INSURANCE GROUP, INC. Annual Meeting of Shareholders May 13, 2026 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) George M. Murphy and Christopher T. Whitford (each with the power to act without the other and with power of substitution) or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAFETY INSURANCE GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 13, 2026, at 20 CUSTOM HOUSE STREET, BOSTON, MA 02110, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side